                                CREDIT AGREEMENT

                                  by and among

                           FIRST UNION NATIONAL BANK,

                              as Agent and Lender,

                              FLEET NATIONAL BANK,

                                   as Lender,

           and any additional Lenders from time to time party hereto,

                                       and

                                HUNT CORPORATION,

                                   as Borrower



                                December 21, 2001

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE 1 DEFINITIONS........................................................1

   1.1.  Definitions.........................................................1
   1.2.  Rules of Construction..............................................12

ARTICLE 2 REVOLVING CREDIT FACILITY.........................................13

   2.1.     The Revolving Credit Facility...................................13
   2.2.     Promissory Notes................................................13
   2.3.     Lenders' Participation..........................................13
   2.4.     Use of Proceeds.................................................13
   2.5.     Repayment.......................................................14
   2.6.     Interest........................................................14
   2.7.     Advances........................................................16
   2.8.     Reduction and Termination of Commitment.........................17
   2.9.     Prepayment; Repayment...........................................18
   2.10.    Funding Costs; Loss of Earnings.................................18
   2.11.    Payments........................................................18
   2.12.    Commitment Fee..................................................18
   2.13.    Arrangement Fee.................................................18
   2.14.    Agent Fee.......................................................18
   2.15.    Regulatory Changes in Capital Requirements......................19
   2.16.    Withholding Taxes...............................................19

ARTICLE 3 LETTERS OF CREDIT.................................................19

   3.1.     Availability of Credits.........................................19
   3.2.     Commitment Availability.........................................20
   3.3.     Approval and Issuance...........................................20
   3.4.     Obligations of Borrower.........................................21
   3.5.     Payment by First Union on Letters of Credit.....................21
   3.6.     Collateral Security.............................................22
   3.7.     General Terms of Credits........................................22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES....................................23

   4.1.     Organization and Good Standing..................................24
   4.2.     Power and Authority; Validity of Agreement......................24
   4.3.     No Violation of Laws or Agreements..............................24
   4.4.     Material Contracts..............................................24
   4.5.     Compliance......................................................24
   4.6.     Litigation......................................................24
   4.7.     Title to Assets.................................................24
   4.8.     Accuracy of Information; Full Disclosure........................25
   4.9.     Taxes and Assessments...........................................25
   4.10.    Indebtedness....................................................25
   4.11.    Investments; Subsidiaries.......................................25
   4.12.    ERISA...........................................................25
   4.13.    Fees and Commissions............................................26
   4.14.    No Extension of Credit for Securities...........................26
   4.15.    Hazardous Wastes, Substances and Petroleum Products.............26
   4.16.    Solvency........................................................26
   4.17.    Foreign Assets Control Regulations..............................27
   4.18.    Investment Company Act..........................................27
   4.19.    Public Utility Holding Company Act..............................27

ARTICLE 5 CONDITIONS........................................................27

   5.1.     First Advance...................................................27
   5.2.     Subsequent Advances and Issuances of Letters of Credit..........28
   5.3.     Additional Condition to Lenders' Obligations....................28
   5.4.     Additional Condition Relating to Permitted Acquisitions.........28

ARTICLE 6 AFFIRMATIVE COVENANTS.............................................29

   6.1.     Existence and Good Standing.....................................29
   6.2.     Financial Statements and Public Information.....................29
   6.3.     Compliance Certificate..........................................30
   6.4.     Books and Records...............................................30
   6.5.     Insurance.......................................................30
   6.6.     Compliance with Laws............................................30
   6.7.     Taxes...........................................................30
   6.8.     Costs and Expenses..............................................31
   6.9.     Notice of Certain Events........................................31
   6.10.    ERISA...........................................................31
   6.11.    Deposit Accounts................................................32
   6.12.    Minimum Net Worth...............................................32
   6.13.    Consolidated Capitalization Ratio...............................32
   6.14.    Funded Debt to EBITDA Ratio.....................................32
   6.15.    Fixed Charge Coverage Ratio.....................................32
   6.16.    Funded Debt to Borrowing Base Ratio.............................32
   6.17.    Subsequent Credit Terms.........................................32
   6.18.    Successor Agent.................................................33
   6.19.    Transactions Among Affiliates...................................33
   6.20.    Purchase Documents..............................................33
   6.21.    Performance of Obligations......................................33
   6.22.    Audits/Inspections..............................................33
   6.23.    Ownership of Subsidiaries.......................................33
   6.24.    Other Information...............................................33

ARTICLE 7 NEGATIVE COVENANTS................................................33

   7.1.     Indebtedness....................................................33
   7.2.     Guaranties......................................................34
   7.3.     Loans...........................................................34
   7.4.     Liens and Encumbrances..........................................34
   7.5.     Additional Negative Pledge......................................35
   7.6.     Restricted Payments.............................................35
   7.7.     Transfer of Assets; Liquidation.................................35
   7.8.     Acquisitions and Investments....................................36
   7.9.     Payments to Affiliates..........................................36
   7.10.    Use of Proceeds.................................................36
   7.11.    Governing Documents.............................................36
   7.12.    Change in Control...............................................36
   7.13.    Nature of Business..............................................36
   7.14.    Prepayment of Indebtedness......................................36
   7.15.    Fiscal Year.....................................................36
   7.16.    Issuance and Sale of Stock......................................37
   7.17.    Sale Leasebacks.................................................37
   7.18.    Operating Lease Obligations.....................................37

ARTICLE 8 DEFAULT...........................................................37

   8.1.     Events of Default...............................................37
   8.2.     Remedies........................................................38
   8.3.     Right of Setoff.................................................38
   8.4.     Remedies Cumulative; No Waiver..................................39

ARTICLE 9 LENDERS...........................................................39

   9.1.     Application of Payments.........................................39
   9.2.     Setoff..........................................................39
   9.3.     Modifications and Waivers.......................................39
   9.4.     Obligations Several.............................................40
   9.5.     Lenders' Representations........................................40
   9.6.     Investigation...................................................40
   9.7.     Powers of Agent.................................................40
   9.8.     General Duties of Agent, Immunity and Indemnity.................40
   9.9.     No Responsibility for Representations or Validity, etc..........40
   9.10.    Action on Instruction of Lenders; Right to Indemnity............40
   9.11.    Employment of Agents............................................41
   9.12.    Reliance on Documents...........................................41
   9.13.    Agent's Rights as a Lender......................................41
   9.14.    Expenses........................................................41
   9.15.    Resignation of Agent............................................41
   9.16.    Successor Agent.................................................41
   9.17.    Enforcement by Agent............................................41

ARTICLE 10 MISCELLANEOUS....................................................41

   10.1.    Indemnification and Release Provisions..........................41
   10.2.    Binding and Governing Law.......................................42
   10.3.    Survival........................................................42
   10.4.    No Waiver; Delay................................................42
   10.5.    Modification; Waiver; Assignment................................42
   10.6.    Headings........................................................42
   10.7.    Notices.........................................................42
   10.8.    Payment on Non-Business Days....................................43
   10.9.    Time of Day.....................................................43
   10.10.   Severability....................................................43
   10.11.   Counterparts....................................................44
   10.12.   Consent to Jurisdiction and Service of Process..................44
   10.13.   Arbitration.....................................................44
   10.14.   Preservation and Limitation of Remedies.........................44
   10.15.   Waiver of Jury Trial............................................45
   10.16.   Acknowledgements................................................45





                                LIST OF EXHIBITS


Exhibits
--------

Exhibit A:   Form of Borrowing Base Certificate

Exhibit B:   Form of Borrowing Notice

Exhibit C:   Form of Revolving Credit Note

Exhibit D:   Form of Compliance Certificate

Exhibit E:   Form of LC Application

Exhibit F:   Form of Guaranty Agreement



Schedules
---------

Schedule 4.11    Subsidiaries

Schedule 4.15    Environmental Disclosures

Schedule 7.2     Hunt Corporation Guarantees

Schedule 7.4     Existing Liens

                                CREDIT AGREEMENT

                  This CREDIT AGREEMENT is made as of December 21, 2001, by and among HUNT CORPORATION, a Pennsylvania corporation with offices at One Commerce Square, 2005 Market Street, Philadelphia, PA 19103 ("Borrower"), FIRST UNION NATIONAL BANK, a national banking association with offices at 123 South Broad Street, Philadelphia, Pennsylvania 19109 ("First Union", and in its capacity as agent hereunder, "Agent"), and FLEET NATIONAL BANK, a national banking association, with offices at 1428 Walnut Street, Philadelphia, Pennsylvania 19102 ("Fleet", and together with First Union each individually a "Lender" and collectively the "Lenders", together with any additional Lenders from time to time party hereto).

                                   BACKGROUND

                  A. Borrower desires to obtain a revolving credit facility in the maximum aggregate principal amount of $25,000,000 for the purpose of providing for (a) general corporate purposes, working capital and to support the issuance of documentary and standby letters of credit and (b) acquisitions in the second and third years of the Revolving Credit Facility; and

                  B. The Lenders are willing to lend up to $25,000,000 to Borrower, subject to the terms and conditions hereof;

                  In consideration of the foregoing background and the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1. Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.

                  "Adjusted LMI" has the meaning set forth in Section 2.6(a)(i)(A) hereof.

                  "Adjusted Net Income" means, for any period, (a) Net Income for such period plus (b) all expenses of Cost Base Reduction Activities deducted in the determination of such Net Income, provided that the aggregate amount of such expenses of Cost Base Reduction Activities counted in determining Adjusted Net Income for all periods subsequent to the Graphics Sale Transaction shall be limited to $3,000,000 for the Fiscal Year 2001 through Fiscal Year 2003.

                  "Advance" means a borrowing under the Commitment pursuant to
Section 2.7 hereof.

                  "Affiliate" means: (i) any Person who or entity which directly or indirectly owns, controls or holds ten percent (10%) or more of the outstanding beneficial interest in Borrower; (ii) any entity of which ten percent (10%) or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by Borrower; (iii) any entity which directly or indirectly is under common control with Borrower; (iv) any officer, director or partner of Borrower or any Affiliate; or (v) any immediate family member of any person who is an Affiliate. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

                  "Agent" means First Union National Bank, a national banking association, in its capacity as agent for the Lenders hereunder, and its successors and assigns in such capacity.

                  "Agreement" means this Credit Agreement and all exhibits and schedules hereto, as each may be amended from time to time.

                  "Applicable Margin" means the amount set forth in the right column, based on the ratio of Funded Debt to EBITDA set forth in the left column:

                          Funded Debt to EBITDA            Applicable Margin
                          ---------------------            -----------------
          Level 1         Less than 1.00x                      1.75%
          Level 2         1.00x to less than 1.75x             2.00%
          Level 3         1.75x or above                       2.25%

Changes in the Applicable Margin shall be based upon the Compliance Certificate most recently delivered to the Agent pursuant to Section 6.2 hereof and shall become effective on (a) as to any Compliance Certificate relating to one of the first three fiscal quarters of the Borrower's fiscal year, the forty-fifth
(45th) day following the end of such fiscal quarter, and (b) as to any Compliance Certificate delivered following the end of a fiscal year, the ninetieth (90th) day following the end of such fiscal year; provided, however, that (i) following the occurrence and during the continuance of any Event of Default, the Applicable Margin shall be 2.25%, and (ii) the initial Applicable Margin shall be 2.00%.

                  "Appraisals" means the appraisal dated November 5, 2001 prepared by Marshall & Stevens, setting forth the aggregate value of the Fixed Assets of Borrower, using an orderly liquidation value for machinery and equipment and the appraisal dated October 30, 2001 prepared by Fortenberry, Lambert Inc., setting forth the fair market value for the Borrower's real property, each in form and substance satisfactory to the Lenders.

                  "Bartol Family" means the wife, children and descendants of such children of the late George E. Bartol III, their respective spouses and estates, any trusts primarily for the benefit of any of the foregoing and the administrators, executors and trustees of any such estates or trusts.

                  "Borrower" means Hunt Corporation, a Pennsylvania corporation, and any successors or permitted assigns.

                  "Borrowing Base" means, as of the date of determination, the sum of: (a) seventy percent (70%) of Eligible Accounts Receivable; (b) ninety percent (90%) of CSVLI; (c) the lesser of (i) forty percent (40%) of Eligible Inventory and (ii) $5,000,000; (d) seventy percent (70%) of the aggregate value of Fixed Assets set forth in the Appraisals, such value being reduced by the value (as set forth in the Appraisals) of any such Fixed Asset which was or becomes, after the date hereof, sold, transferred, destroyed or obsolete or otherwise ceases to maintain its functional use to the Borrower; and (e) eighty percent (80%) of Unfinanced Capital Expenditures, such expenditures being reduced by the amount of any such Unfinanced Capital Expenditure for which the related Fixed Asset was or has become, sold, transferred, destroyed or obsolete or otherwise ceases to maintain its functional use to the Borrower.

                  "Borrowing Base Certificate" means the certificate in the form attached hereto as Exhibit A, to be delivered by Borrower to the Lenders pursuant to Section 6.2(c) hereof.

                  "Borrowing Notice" means the certificate in the form attached hereto as Exhibit B to be delivered by Borrower to Agent as a condition of each Advance.

                  "Business Day" means (i) for most purposes, any day not a Saturday, Sunday or day on which commercial banks in Philadelphia, Pennsylvania or Charlotte, North Carolina are required or permitted to be closed, and (ii) in addition, with respect to matters in connection with LIBOR, any such day on which commercial banks in London, England also are not required or permitted to be closed.

                  "Calculation Date" means the last day of each fiscal quarter of Borrower.

                  "Capital Expenditures" means the expenditures of Borrower and their Consolidated Subsidiaries for any Fixed Asset having a useful life of more than one (1) year, or any improvements or additions thereto, including direct or indirect acquisition of such assets, and including any obligations to pay rent or other amounts under a Capital Lease.

                  "Capital Leases" means any lease with respect to which the obligation for rental payments is required to be capitalized on a balance sheet of the Borrower or any Consolidated Subsidiary in accordance with GAAP.

                  "Capital Lease Obligations" means all obligations of Borrower and its Consolidated Subsidiaries to pay rent or other amounts under Capital Leases.

                  "Change in Control" means any of the following events or circumstances:

                  (i) individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute Borrower's board of directors (together with any new director whose election by Borrower's board of directors or whose nomination for election by Borrower's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Borrower's board of directors then in office; or

                  (ii) any Person or Persons acting as a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date hereof) shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than fifty percent (50%) (by number of shares) of the issued and outstanding voting stock of Borrower; provided, however, that a "Change in Control" shall not occur if (A) such group includes (x) members of the Bartol Family, (y) directors and officers of Borrower and its Affiliates as of November 1, 2001 and (z) other directors and officers of Borrower or any Affiliates of Borrower as of November 1, 2001whose election is approved by a vote of at least two-thirds of the directors of the relevant entity then in office who were either themselves in office on November 1, 2001 or subsequently approved as provided in this clause (z), (B) the Persons described in the preceding clause
(A) together own at least 20% (by number of shares) of the issued and outstanding voting stock of Borrower and (C) no member of the Bartol family has entered into an agreement with any Person not a member of the Bartol Family that restricts in any manner how such member of the Bartol Family may vote his shares of stock in Borrower.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.

                  "Commitment" means the obligation of the Lenders to make Advances and issue Letters of Credit hereunder, in the maximum aggregate principal or stated amount, as applicable, including, without limitation, amounts advanced under the Revolving Credit Facility and the face amount of all Letters of Credit and the amount of Reimbursement Obligations outstanding under the Letter of Credit Sublimit, not to exceed Twenty Five Million Dollars ($25,000,000), as such amount may be reduced from time to time pursuant to
Section 2.8 or Section 8.2 hereof.

                  "Consolidated Tangible Net Worth" means, as of the date of determination, Net Worth minus the value of the Intangible Assets of the Borrower and its Consolidated Subsidiaries.

                  "Control Event" means:

                  (i) the execution by Borrower or any of its Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, if consummated, individually or in the aggregate, may reasonably be executed to result in a Change in Control; or

                  (ii) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date hereof or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date hereof) to the holders of the common stock of Borrower which offer, if accepted by the requisite number of holders, would result in a Change in Control.

                  "Cost Base Reduction Activities" means those activities the Borrower will embark upon subsequent to the Graphics Sale Transaction to reduce various ongoing expenses to align the Borrower's cost structure to its remaining businesses.

                  "Credit Documents" means this Agreement, the Notes and any other agreements, documents, instruments and writings now or hereafter existing, creating, evidencing, guarantying, security or relating to any of the liabilities of Borrower hereunder or in connection herewith, together with all amendments, modifications, renewals or extensions thereof.

                  "CSVLI" means the aggregate cash surrender value of any life insurance policy for which of Borrower or Consolidated Subsidiary is listed as the sole beneficiary.

                  "Debt Service" means, for any period, all payments of principal, Interest Expense and fees made or required to be made on account of Funded Debt.

                  "Default" means an event, condition or circumstance the occurrence of which would, with the giving of notice or the passage of time or both, constitute an Event of Default.

                  "Dollar Equivalent" means, on any date of determination, the amount, as determined by the Agent, of Dollars which could be purchased with the amount of Canadian Dollars involved in such computation at the spot rate at which Dollars may be exchanged into Canadian Dollars as set forth on such date on the applicable Dow Jones Telerate (or any successor pages) or, if such rate does not appear on such pages, at the at the rate of exchange quoted by the Agent in Philadelphia, Pennsylvania at 11:00 a.m. on the date of determination, to prime banks in New York City for the spot purchase in the New York foreign exchange market of such amount of Dollars with Canadian Dollars, as the case may be.

                  "EBITDA" means, for any period, the sum, for any Person and its Consolidated Subsidiaries, of (i) Net Income for such period but excluding
(A) non-cash charges associated with exercise of stock options, (B) unusual items, including but not limited to refinancing, restructuring or reorganization charges, (C) effects of changes in accounting principles and (D) extraordinary items, (ii) an amount which, in the determination of Net Income for such period, has been deducted for (A) Interest Expense for such period and (B) total federal, state and local income taxes for such period, and (iii) an amount which, in the determination of Net Income for such period, has been deducted for depreciation and amortization expense for such period, each determined in accordance with GAAP.

                  "Eligible Accounts Receivable" means, as of any date of determination thereof, the aggregate of all trade account receivables of Borrower and its Consolidated Subsidiaries, without duplication, at book value net of reserves and contractual allowances (including provisions for returns) determined in accordance with GAAP, excluding, without duplication:

                  (a) any receivable not payable in United States Dollars or Canadian Dollars (provided, that the value of any receivable payable in Canadian Dollars shall, for the purposes of any calculations, be valued at the Dollar Equivalent as of the date of such calculation);

                  (b) any receivable for which an original invoice is not issued within thirty (30) days after the applicable sale of goods;

                  (c) any receivable due from Borrower or any Subsidiary or Affiliate of Borrower;

                  (d) any receivable with respect to all or part of which a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been presented for payment and returned uncollected for any reason;

                  (e) any receivable as to which the applicable owner knows that any one or more of the following events has occurred with respect to the account debtor: death or judicial declaration of incompetency; the filing by or against such account debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such account debtor for the benefit of creditors; the appointment of a receiver or trustee for such account debtor or for any of the assets of such account debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the U.S. Bankruptcy Code; the institution by or against such account debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or elsewhere) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such account debtor; the sale, assignment, or transfer of all or substantially all of the assets of such account debtor; the inability to pay or the nonpayment by such account debtor of its debts generally as they become due; the cessation of the business of such account debtor as a going concern; or, in Agent's sole reasonable judgment, unsatisfactory general financial performance or credit standing or likelihood of unsatisfactory general financial performance or credit standing in the near future;

                  (f) any receivable which is outstanding more than ninety (90) days past the original date such installment is due;

                  (g) the aggregate amount of all receivables owed by an account debtor fifty percent (50%) or more of which are outstanding in excess of the period set forth in clause (f) above;

                  (h) any receivable as to which there is any unresolved dispute, defense, offset or counterclaim with or by the account debtor;

                  (i) any receivable that has not been created in the ordinary course of business; and

                  (j) any receivable representing an obligation for goods placed on consignment and not yet sold by the consignee, or for goods on approval.

                  "Eligible Inventory" means all finished goods inventory of Borrower and its Consolidated Subsidiaries, at the lesser of book value determined in accordance with GAAP, and market value, excluding, without duplication:

                  (a) any inventory located outside of the United States or Canada, or in the possession of a contract manufacturer;

                  (b) any inventory in the possession of a third party on consignment or pursuant to a sale on approval or sale or return, or otherwise located at the place of business of a third party at which such party deals in goods of that kind; and

                  (c) any inventory represented by warehouse receipts or other documents of title.

                  "Environmental Control Statutes" means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Emergency Planning and Community Right-to-Know Act, the Atomic Energy Act and any so-called "Super Fund" or "Super Lien" law or environmental laws administered by the Environmental Protection Agency, any similar or implementing state law, and in each case, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.

                  "EPA" means the United States Environmental Protection Agency, or any successor thereto.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute of similar import, and all rules and regulations with respect thereto in effect from time to time.

                  "ERISA Affiliate" means, any person that is a member of any group or organization within the meaning of Code Sections 414(b), (c), (m) or
(o) of which Borrower or any Subsidiary is a member.

                  "Event of Default" means an event described in Section 8.1 hereof.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any rule or regulations in effect from time to time under such act.

                  "Existing Letters of Credit" means the letter of credit in the amount of $800,000 to secure workers' compensation obligations of the Borrower and the letter of credit in the amount of $125,000 to secure product liability insurance, issued by Brown Brothers at the request of the Borrower.

                  "Existing Capital Lease Obligations" means all Capital Lease Obligations in existence on the date of this Agreement.

                  "Fixed Assets" means, as of the date of determination, all of Borrower's and its Consolidated Subsidiaries' machinery, equipment, real property and other fixed assets, initially as set forth in the Appraisals and as the same exists from time to time.

                  "Fixed Charge Coverage Ratio" means, as of any Calculation Date, beginning with December 2, 2001, the ratio of (a) EBITDA less (i) Capital Expenditures and (ii) Restricted Payments, all for the related Rolling Period to
(b) the sum of (i) Interest Expense and (ii) Scheduled Funded Debt Payments, during such Rolling Period. For the purposes of calculating this ratio prior to March 1, 2003, EBITDA will be calculated to include the applicable Consolidated quarterly Proforma EBITDA calculations previously provided to the Agent for the fiscal quarters ending March 4, 2001, June 3, 2001 and September 2, 2001 and a calculation for the fiscal quarter ending December 2, 2001, which the Borrower will submit to the Agent no later than February 28, 2002.

                  "Funded Debt" means, as of the date of determination, the aggregate principal amount of all Indebtedness of Borrower and its Consolidated Subsidiaries for:

                  (i) borrowed money other than trade indebtedness incurred in the normal and ordinary course of business for value received;

                  (ii)  "synthetic" leases or other similar lease arrangements;

                  (iii) installment purchases of real or personal property;

                  (iv)  Capital Lease Obligations; and

                  (v) guaranties of Funded Debt of others, without duplication.

                  "GAAP" means generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board and in such other statements by such other entity as Agent may reasonably approve, which are applicable in the circumstances as of the date in question; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.

                  "Governmental Authorities" means individually and collectively the federal, state and local governmental authorities and administrative agencies which govern the business or industrial facilities owned or operated by Borrower.

                  "Graphics Sale Transaction" means the sale by the Borrower as of October 9, 2001 in a single transaction of the Borrower's graphics products business and related assets.

                  "Guarantor" means individually, and "Guarantors" means collectively, jointly and severally, Hunt Holdings, Inc., a Delaware corporation, and Hunt X-ACTO, Inc., a Pennsylvania corporation, and each entity that becomes a Guarantor under the Guaranty Agreement after the date hereof.

                  "Guaranty Agreement" means the Guaranty Agreement in the form of Exhibit F attached hereto which the Guarantors are required to deliver to the Agent pursuant to Section 5.1(b) of this Agreement, as the same may be amended, modified or restated from time to time.

                  "Hazardous Substance" means petroleum products and items defined in the Environmental Control Statutes as "hazardous substances", "hazardous wastes", "pollutants" or "contaminants" and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.

                  "Indebtedness" of any person means and includes all obligations of such person which, in accordance with GAAP, shall be classified on a balance sheet of such person as liabilities of such person and in any event shall include all (i) obligations of such person for borrowed money or which have been incurred in connection with acquisition of property or assets, (ii) obligations secured by any lien upon property or assets owned by such person, notwithstanding that such person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capital Leases, (v) guarantees and (vi) letters of credit and letter of credit reimbursement obligations.

                  "Intangible Assets" means for the applicable entity, all assets of such entity which would be classified in accordance with GAAP as intangible assets, including without limitation, all franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade-names, goodwill, experimental or organization expenses and other like intangibles and unamortized debt discount.

                  "Internal Loan" means, any loan made from any Subsidiary to the Borrower or either Guarantor or from the Borrower to either Guarantor; provided that, the Borrower or Guarantor, as applicable, shall not make any payment as to any such loan following the occurrence and during the continuance of any Default or Event of Default.

                  "Interest Expense" means, for any period, all interest expense of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

                  "Interest Period" means, with respect to each Portion bearing interest at a LIBOR-Based Rate, a period of one (l), two (2) or three (3) months' duration, as Borrower may elect, during which a specific LIBOR-Based Rate is applicable; provided, however, that (i) interest on each such Portion shall accrue from and including the first day of the applicable Interest Period to, but excluding, the day on which such Interest Period expires; (ii) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, as applicable, subject to clause (iii) below; and (iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

                  "IRB Bonds" means the Industrial Revenue Refunding Bonds. (Hunt Manufacturing Co. Project), Series 1994, issued by Iredell County Industrial Facilities and Pollution Control Financing Authority.

                  "Lender" means individually and "Lenders" means collectively, First Union and Fleet, their respective successors and assigns.

                  "LC Application" means the Letter of Credit Application in the form of Exhibit E attached hereto to be delivered by the Borrower to First Union pursuant to Section 3.3 hereof, as same may be amended or modified or extended or restated from time to time.

                  "Letter of Credit" means individually, and "Letters of Credit" means collectively, the letter(s) of credit in the form agreed upon by the Borrower and First Union at the time of issuance of the applicable Letter of Credit pursuant to the terms and conditions of Article 3 hereof.

                  "Letter of Credit Sublimit" means that portion of the Commitment which First Union has agreed to make available under Article 3 hereof (including the aggregate amount of all Reimbursement Obligations), being on the date hereof, Five Million Dollars ($5,000,000), as such amount may be reduced from time to time pursuant to Section 2.8 hereof.

                  "LIBOR" means a rate of interest per annum (rounded to the next higher 1/100 of 1%) for United States Dollar deposits in the London Interbank Market, as reported on Telerate page 3750 as of 11:00 a.m. London time, on the second Business Day prior to the commencement of the relevant Interest Period in amounts substantially equal to the Portion as to which Borrower may elect the LIBOR-Based Rate to be applicable and with a maturity of comparable duration to the Interest Period selected by Borrower for such Portion, as may be adjusted for reserves by dividing that rate by the result of
1.00 minus the LIBOR Reserve.

                  "LIBOR-Based Rate" has the meaning set forth in Section 2.6(a)(i)(B) hereof.

                  "LIBOR Market Index Rate" means, for any day, the rate for one
(1) month United States Dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation).

                  "LIBOR Reserve" means, for a Lender, on any day, that percentage (expressed as a decimal) which is in effect (whether or not actually incurred) with respect to a Lender on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Lender is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Lender is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D or deposits in any non-United States or an international office of such Lender in an amount and with maturities of comparable duration to the Interest Period elected by Borrower. Notwithstanding the foregoing, if the undersigned has hedged the LIBOR-Based Rate by entering into an interest rate swap agreement, LIBOR shall be rounded five decimal places in accordance with the 1991 ISDA Definitions published by the International Swaps and Derivatives Association, Inc.

                  "Loan" means the sum of (a) all outstanding principal balance of Indebtedness advanced under the Revolving Credit Facility, (b) the aggregate amount available to be drawn under all Letters of Credit issued hereunder, and
(c) the aggregate amount of Reimbursement Obligations, in each case, together with interest accrued thereon and fees and expenses incurred in connection therewith.

                  "Material Adverse Effect" means either singly or in the aggregate, a material adverse effect on the business, financial condition or prospects of Borrower and its Consolidated Subsidiaries taken as a whole as a result of any condition, circumstance or contingency arising after the date hereof.

                  "Maximum Principal Amount" means, as to any Lender, the maximum principal amount of the Commitment which such Lender has agreed to lend as set forth in Section 2.3 hereof.

                  "Net Funded Debt" means as at any time Funded Debt less the amount at which cash would be shown on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at such time in accordance with GAAP.

                  "Net Income" means, for any period, net income after taxes for such period for Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

                  "Net Worth" means, as of any date, total shareholders' equity of the Borrower and its Consolidated Subsidiaries as of such date, as determined in accordance with GAAP.

                  "Note Purchase Agreement" means the Note Purchase Agreement dated as of August 1, 1996 among Hunt, Massachusetts Mutual Life Insurance Company, Allstate Life Insurance Company, Allstate Insurance Company, Provident Mutual Life Insurance Company - Covenant, Provident Mutual Life Insurance Company, Mennonite Mutual Aid Association and Mennonite Retirement Trust, as amended by a Consent and Amendment to Note Agreement dated November 14, 2001, and as amended from time to time, to the extent permitted hereby.

                  "Notes" means collectively the Revolving Credit Notes in the form of Exhibit C attached hereto to be delivered by Borrower to each Lender pursuant to Section 5.1(a) hereof, as same may be amended or modified or extended or restated from time to time.

                  "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "Permitted Acquisitions" means any acquisition by the Borrower of any other Person or a substantial portion of the Assets of any other Person, the form and substance of which has, prior to such acquisition, been consented to in writing by the Lenders.

                  "Permitted Investments" means: (i) investments in commercial paper or variable rate or fixed rate notes maturing in 180 days or less from the date of issuance which is rated A1 or better by Standard & Poor's Corporation or P1 or better by Moody's Investors Services, Inc.; (ii) investments in direct obligations of the United States of America or obligations of any agency thereof which are guaranteed by the United States of America, provided that such obligations mature within twelve (12) months of the date of acquisition thereof;
(iii) investments in time deposits, repurchase agreements and certificates of deposit maturing within one (1) year from the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 and the long-term deposits of which are rated A1 or better by Moody's Investors Services, Inc. or equivalent by Standard & Poor's Corporation;
(iv) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended; (v) investments consisting of stock, obligations, securities or other property received by the Borrower in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (vi) loans permitted by Section 7.3 hereof; (vii) investments in joint ventures and partnerships, provided that the aggregate outstanding principal amount of all such investments does not, at any time, exceed ten percent (10%) of Consolidated Tangible Net Worth; (viii) investments made pursuant to and in accordance with the Borrower's Corporation Supplemental Executive Benefits Plan, as in effect on the date hereof; (ix) investments in Subsidiaries existing as of the date hereof, which have been disclosed on Schedule 4.11 hereto; and (x) other investments of types not otherwise described above, provided that the aggregate outstanding principal amount of all such investments does not, at any time, exceed One Million Dollars ($1,000,000).

                  "Person" means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

                  "Plan" means any pension benefit or welfare benefit plan as defined in Sections 3(1), (2) or (3) of ERISA maintained or sponsored by, contributed to, or covering employees of, Borrower or any ERISA Affiliate.

                  "Portion" means a portion of an Advance as to which Borrower has elected a specific interest rate and, except with respect to a Portion bearing interest at the Adjusted LMI, an Interest Period.

                  "Prime Rate" means the rate of interest announced by Agent from time to time as its prime rate and is one of several interest rate bases used by Agent. Agent lends at rates both above and below its Prime Rate and Borrower acknowledges that the Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Agent.

                  "Pro Rata Share" means as to any Lender the ratio which the outstanding principal balance of its portion of the Indebtedness advanced under the Revolving Credit Facility hereunder bears to the aggregate outstanding principal balance of the Indebtedness advanced under the Revolving Credit Facility at any time; or if no indebtedness is outstanding hereunder, its percentage share of the Commitment.

                  "Purchase Documents" means documents and agreements entered into from time to time in connection with Permitted Acquisitions, each in form and substance reasonably satisfactory to the Lenders.

                  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended from time to time, and any successor thereto.

                  "Reimbursement Obligations" means Borrower's obligations with respect to drafts paid under Letters of Credit, as further defined in Section 3.4(b) hereof.

                  "Release" means any spill, leak, emission, discharge or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.

                  "Required Lenders" means, (i) if less than three Lenders are party to this Agreement, all Lenders, and (ii) if three or more Lenders are party to this Agreement, those Lenders (which may include Agent) holding fifty-one percent (51%) or more of the amount of the Commitment or, if Indebtedness is outstanding hereunder, fifty-one percent (51%) or more of such outstanding Indebtedness.

                  "Restricted Payments" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries, at any time outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries, at any time outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries, at any time outstanding (excluding, for purposes of clauses (i), (ii) or (iii) above, any payment made to Borrower or any of its Subsidiaries).

                  "Revolving Credit Facility" has the meaning ascribed to such term in Section 2.1 hereof.

                  "Rolling Period" means, as of any date, the most recent four
(4) consecutive fiscal quarters of Borrower completed on or before such date.

                  "Scheduled Funded Debt Payments" means, as of any Calculation Date, the scheduled payments of principal on Funded Debt.

                  "Shares" of any corporation means any and all shares of capital stock of such corporation of any class or other shares, interests, participation or other equivalents (however designated) in the capital of such corporation.

                  "Subsidiary" with respect to any person means any corporation of which such person and/or one or more other Subsidiaries of such person shall at the time own Shares (however designated) having ordinary voting power for the election of at least a majority of the board of directors (or other governing body) of such corporation, other than Shares having such power only by reason of the happening of a contingency. Unless otherwise specified, the term "Subsidiary" shall mean a Subsidiary of Borrower.

                  "Termination Date" means the earlier of (i) December 21, 2004 or (ii) the date on which the Commitment is terminated pursuant to Section 2.8 hereof.

                  "Unfinanced Capital Expenditures" means Capital Expenditures made after the date of this Agreement which are purchased with cash or the proceeds of any Advance hereunder and are, following such purchase, unencumbered by any lien or security interest of any other Person.

                  "Unused Commitment Fee Rate" means the amount set forth in the right column, based on the ratio of Funded Debt to EBITDA set forth in the left column:
                                                           Unused Commitment
                            Funded Debt to EBITDA              Fee Rate
                            ---------------------              --------
          Level 1           Less than 1.00x                      0.30%
          Level 2           1.00x to less than1.75x              0.40%
          Level 3           1.75x and above                      0.50%

Changes in the Unused Commitment Fee Rate shall be based upon the Compliance Certificate most recently delivered to the Agent pursuant to Section 6.2 hereof and shall become effective on (a) as to any Compliance Certificate relating to one of the first three fiscal quarters of the Borrower's fiscal year, the forty-fifth (45th) day following the end of such fiscal quarter, and (b) as to any Compliance Certificate delivered following the end of a fiscal year, the ninetieth (90th) day following the end of such fiscal year; provided, however, that (i) following the occurrence and during the continuance of any Event of Default, the Unused Commitment Fee Rate shall be 0.50%, and (ii) the initial Unused Commitment Fee Rate shall be 0.40%.

         1.2. Rules of Construction.

         (a) GAAP. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP.

         (b) Use of Term "Consolidated." Any term defined in Section 1.1 hereof, when modified by the word "Consolidated," shall have the meaning given to such term herein as to Borrower and all entities whose accounts, financial results or position, for either federal income tax or financial accounting purposes, are consolidated with those of Borrower in accordance with GAAP, and any financial terms used herein shall be presumed to be calculated on a Consolidated basis unless otherwise stated.

                                   ARTICLE 2
                            REVOLVING CREDIT FACILITY

         2.1. The Revolving Credit Facility. From time to time prior to the Termination Date, subject to the provisions below, each Lender shall make Advances to Borrower, which Borrower may repay and reborrow, up to an aggregate outstanding principal amount not to exceed at any time the Commitment as from time to time in effect (the "Revolving Credit Facility"). Notwithstanding the foregoing, the Borrower shall not be entitled to any Advance if, after giving effect to such Advance, the aggregate unpaid amount of the outstanding Advances under the Revolving Credit Facility, when added to (a) the aggregate face amount of all Letters of Credit then outstanding and (b) the aggregate amount of all Reimbursement Obligations then outstanding, would exceed the lesser of: (i) the Borrowing Base or (ii) the amount of the Commitment.

         2.2. Promissory Notes. The indebtedness of Borrower to each Lender under the Loan will be evidenced by a Note executed by Borrower in favor of such Lender in the form of Exhibit C hereto. The original principal amount of each Lender's Note will be the amount identified in Section 2.3 hereof as its respective Maximum Principal Amount; provided, however, that notwithstanding the face amount of each such Note, Borrower's liability under each such Note shall be limited at all times to its actual indebtedness, principal, interest and fees, then outstanding hereunder.

         2.3. Lenders' Participation. Lenders shall participate in the Loan up to the respective Maximum Principal Amounts and in the respective percentages set forth in the schedule below.

                                                               Pro Rata Share
                                           Maximum             (as percentage
                Lender                Principal Amount         of Commitment)
                ------                ----------------         --------------
              First Union                $15,000,000                 60%
                 Fleet                   $10,000,000                 40%
                                         -----------                 ---
                TOTAL:                   $25,000,000                100%

         2.4. Use of Proceeds. Funds advanced under the Loan shall be used (a) to fund general corporate purposes and working capital of Borrower and to support the issuance of Letters of Credit and (b) to fund Permitted Acquisitions consummated at any time after the first anniversary of the date hereof and prior to the Termination Date; provided, that no proceeds of the Loan will be loaned, contributed or otherwise used to fund any Subsidiary of the Borrower.

         2.5. Repayment. The aggregate outstanding principal balance under the Loan shall be due and payable on the Termination Date.

         2.6. Interest. Portions shall bear interest on the outstanding principal amount thereof in accordance with the following provisions:

         (a) Available Interest Rates.

                  (i) In the absence of an Event of Default hereunder, and prior to maturity, any Portion shall bear interest at any one of the following rates:

         (A) Adjusted LMI. The LIBOR Market Index Rate plus the Applicable
Margin.

         (B) LIBOR-Based Rate. LIBOR plus the Applicable Margin.

                  (ii) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default or Default hereunder, including after maturity and before and after judgment, Borrower hereby agree to pay to Lenders interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest with respect thereto, at the rate of three percent (3%) per annum in excess of the rates then available to and elected by Borrower for each Portion then outstanding through the end of the applicable Interest Periods and, thereafter, at the rate of three percent (3%) per annum in excess of Adjusted LMI.

         (b) Procedure for Determining Interest Periods and Rates of Interest.

                  (i) If Borrower elects Adjusted LMI to be applicable to a Portion, Borrower must notify Agent of such election prior to ten o'clock (10:00) a.m. Philadelphia time on the day the proposed application of such rate. If Borrower elects the LIBOR-Based Rate to be applicable to a Portion, Borrower must notify Agent of (i) such election and (ii) the Interest Period selected prior to ten o'clock (10:00) a.m. Philadelphia time at least three (3) Business Days prior to such Advance or the commencement of the proposed Interest Period. If Borrower does not provide the applicable notice for the LIBOR-Based Rate, then Borrower shall be deemed to have requested that Adjusted LMI shall apply to any Portion as to which the Interest Period is expiring and to any new Advance until Borrower shall have given proper notice of a change in or determination of the rate of interest in accordance with this Section 2.6(b).

                  (ii) Borrower shall not elect more than five (5) different Portions (other than Portions bearing interest at Adjusted LMI) to be applicable to Advances at any one time.

         (c) Payment and Calculation of Interest. Interest shall be calculated in accordance with the election made pursuant to Section 2.6(b) hereof and as set forth below.

                  (i) With respect to Portions which bear interest at the LIBOR-Based Rate, interest shall be due and payable in arrears on the last day of each Interest Period for each Portion; provided, however, that with respect to Portions having an Interest Period in excess of three (3) months, Borrower shall pay interest quarterly in arrears commencing on the first Business Day of the calendar quarter next succeeding the date on which such Interest Period commences and continuing on the first Business Day of each January, April, July and October thereafter and on the expiration of the Interest Period. Interest based on the LIBOR-Based Rate shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

                  (ii) With respect to Portions which bear interest at Adjusted LMI, Borrower shall pay interest on the first Business Day of the month commencing on the first such date after the first Advance which bears interest at Adjusted LMI. Interest based on the LIBOR Market Interest Rate shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be.

         (d) Reserves. If at any time when a Portion is subject to the LIBOR-Based Rate (or any other match-funded rate), and a Lender is subject to and incurs a LIBOR Reserve, Borrower hereby agrees to pay within five (5) Business Days of demand thereof from time to time, as billed by Agent on behalf of itself or a Lender, such additional amount as is necessary to reimburse such Lender for its costs in maintaining such LIBOR Reserve.

                  Such amount shall be computed by taking into account the cost incurred by such Lender in maintaining such LIBOR Reserve in an amount equal to such Lender's ratable share of the Portion on which such LIBOR Reserve is incurred. The determination by the Lender of such costs incurred and the allocation, if any, of such costs among Borrower and other customers which have similar arrangements with such Lender shall be prima facie evidence of the correctness of the fact and the amount of such additional costs. Such Lender will notify Borrower of any event occurring after the date of this Agreement that will entitle the Lender to compensation pursuant to this Section 2.6(d) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

                  A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified above shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate delivered by such Lender within three (3) Business Days after its receipt of the same.

                  Failure on the part of any Lender to demand compensation for increased costs or reduction in amounts received or receivable or reductions in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period; provided, that in no event shall such Lender request compensation for periods in excess of six (6) months retroactively from the date of any demand.

         (e) Special Provisions Applicable to LIBOR-Based Rate. The following special provisions shall apply to the LIBOR-Based Rate:

                  (i) Change of LIBOR-Based Rate. The LIBOR-Based Rate may be automatically adjusted by Agent on a prospective basis to take into account additional or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), that increase the cost to Lenders of funding the Loan or any Portion thereof bearing interest at the LIBOR-Based Rate. Agent shall give Borrower notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment. Borrower may, by notice to Agent, (A) request Agent to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR-Based Rate and the method for determining the amount of such adjustment; and/or (B) repay the Portion with respect to which such adjustment is made in accordance with Section 2.9 hereof.

                  (ii) Unavailability of Eurodollar Funds. In the event that Borrower shall have requested the LIBOR-Based Rate in accordance with Section 2.6(b) hereof and any Lender shall have reasonably determined that Eurodollar deposits equal to the principal amount of such Lender's share of the Portion and for the Interest Period specified are unavailable, or that the LIBOR-Based Rate will not adequately and fairly reflect the cost of making or maintaining such Lender's share of the principal amount of the Portion specified by Borrower during the Interest Period specified or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the LIBOR-Based Rate applicable to the specified Interest Period, Agent shall promptly give notice of such determination to Borrower that the LIBOR-Based Rate is not available. A determination by such Lender hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs. Upon such a determination, (i) the Lenders' obligation to advance or maintain Portions at the LIBOR-Based Rate shall be suspended until Agent shall have notified Borrower and Lenders that such conditions shall have ceased to exist, and (ii) Borrower shall elect Adjusted LMI to be applicable to Portions.

                  (iii) Illegality. In the event that it becomes unlawful for a Lender to maintain Eurodollar liabilities sufficient to fund such Lender's share of any Portion subject to the LIBOR-Based Rate, then such Lender shall immediately notify Borrower thereof (with a copy to Agent) and such Lender's obligations hereunder to make or maintain Advances at the LIBOR-Based Rate shall be suspended until such time as such Lender may again cause the LIBOR-Based Rate to be applicable to its share of any Portion and until such time, such Lender's share of any Portion shall then be subject to either Adjusted LMI (plus the then Applicable Margin) or the Prime Rate, as Borrower may elect in accordance with the provisions of this Section 2.6.

         2.7. Advances.

         (a) In addition to providing the requisite notices set forth in Section
3.1 hereof (relating to submission of applications for Letters of Credit) and at the times set forth in Section 2.6(b) hereof (relating to the election of interest rates), Borrower shall give the Agent at least three (3) Business Days' prior written notice not later than eleven o'clock (11:00) a.m. on the date of each requested Advance under the Commitment, specifying the date, amount and purpose thereof. Such notice shall be in the form of the Borrowing Notice attached hereto as Exhibit B, shall be certified by the treasurer, assistant treasurer or chief financial officer of Borrower and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of the date of the requested Advance:

                  (i) the aggregate amount of the requested Advance, which shall be in multiples of $100,000 but not less than the lesser of $500,000 or the unborrowed balance of the Commitment;

                  (ii) confirmation of the interest rate(s) Borrower has elected to apply to the above Advance and, if more than one interest rate has been elected, the amount of the Portion as to which each interest rate shall apply;

                  (iii) with respect to any Portion bearing interest at the LIBOR-Based Rate, the Interest Period selected;

                  (iv) confirmation of Borrower's compliance with Sections 6.12 through 6.16 and 7.1 through 7.18 following such Advance; and

                  (v) statements that: the representations and warranties set forth in Article 4 hereof are true and correct as of the date thereof, except with regard to facts and circumstances occurring after the date hereof without any breach of covenant by Borrower and of which the Agent has been provided notice; no Default or Event of Default hereunder has occurred and is then continuing or would result from such Advance; and, there has been no material adverse change in Borrower's financial condition, operations or business since the date of this Agreement.

         (b) (i) Upon receiving a request for an Advance in accordance with subsection (a) above, Agent shall request by two (2) Business Days' notice to Lenders that each Lender advance funds to Agent so that each Lender participates in the requested Advance in the same percentage as it participates in the Commitment. Each Lender shall advance its applicable percentage of the requested Advance to Agent by delivering federal immediately available funds at Agent's offices prior to twelve o'clock (12:00) noon on the date of the Advance. Subject to the satisfaction of the terms and conditions hereof, Agent shall promptly make the requested Advance available to Borrower by crediting such amount to the designated deposit account with Agent on the day of the requested Advance; provided, however, that in the event Agent does not receive a Lender's share of the requested Advance by such time as provided above, Agent shall not be obligated to Advance such Lender's share.

         (ii) Unless Agent shall have been notified by a Lender prior to the date such Lender's share of any such Advance is to be made by such Lender that such Lender does not intend to make its share of such requested Advance available to Agent, Agent may assume that such Lender has made or will make such proceeds available to Agent on such date, and Agent may, in reliance upon such assumption (but shall not be obligated to), make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Lender on the date the Advance is made, Agent shall be entitled to recover such amount, on demand from such Lender, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on (but excluding) the date Agent recovers such amount, from such Lender, at a rate per annum, equal to the overnight "Federal Funds Rate" in New York as reported in publication H.15 by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, for the next preceding Business Day) for three (3) days and, thereafter, at Adjusted LMI.

         (iii) Each Lender shall receive interest on its share of any Advance from the date on which the amount of its share of such Advance is received by Agent and not from the date on which Agent makes such Advance (if it elects to do so as permitted in clause (ii) of subsection 2.7(b)) unless such dates are the same.

         (c) Each request for an Advance pursuant to this Section 2.7 shall be irrevocable and binding on Borrower. In the case of any Advance which is to be based upon the LIBOR-Based Rate, Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such request for an Advance the applicable conditions set forth in Article 5, including, without limitation, any loss (including loss of margin and anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender when such Advance, as a result of such failure, is not made on such date, as calculated by Agent in accordance with Section 2.10 hereof.

         2.8. Reduction and Termination of Commitment.

         (a) Borrower. Borrower shall have the right at any time and from time to time, upon thirty (30) Business Days' prior written notice to Agent, to reduce the Commitment in whole or in part pro rata among the Lenders in a minimum amount of $500,000 and increments of $100,000 in excess thereof without penalty or premium, provided that on the effective date of such reduction Borrower shall (i) make a prepayment of the Loan in an amount, if any, by which the aggregate outstanding principal balance of the Loan exceeds the amount of the Commitment as then so reduced, together with accrued interest on the amount so prepaid, and (ii) if a Portion is paid prior to the last day of an Interest Period, pay on such effective date any funding costs and loss of earnings and anticipated profits which may arise in connection with such prepayment or repayment, as calculated by Agent in accordance with Section 2.10 hereof.

         (b) Lenders. Pursuant to Section 8.2 hereof, Required Lenders shall have the right to terminate the Commitment at any time, in their discretion, following the occurrence of any Event of Default hereunder. Any payment following the occurrence of an Event of Default, acceleration and demand for payment shall include the payment of any amounts due pursuant to Section 2.10 hereof.

         (c) Restoration Only With Consent. Any termination or reduction of the Commitment pursuant to subsections 2.8(a) and (b) shall be permanent, and the Commitment cannot thereafter be restored or increased without the written consent of all Lenders.

         2.9. Prepayment; Repayment. Upon one (1) Business Day's prior written notice by Borrower to Agent, Borrower may prepay the outstanding principal balance under the Loan at any time without premium or penalty, provided that (i) prepayments prior to the Termination Date shall not reduce the Commitment and may be reborrowed; (ii) partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances; (iii) prepayments shall be in amounts of $500,000 and increments of $100,000 in excess thereof; and (iv) such prepayment shall be accompanied by any amounts which may be due pursuant to
Section 2.10 hereof.

         2.10. Funding Costs; Loss of Earnings. In connection with any prepayment or repayment of a Portion bearing interest at a LIBOR-Based Rate, made on other than the last day of the applicable Interest Period, whether such prepayment or repayment is voluntary, mandatory, by demand, acceleration or otherwise, Borrower shall pay to Lenders any loss (including loss of margin and anticipated profits), costs or expense incurred by Lenders or any of them, which may arise in connection with such prepayment or repayment, as calculated by Agent.

         2.11. Payments. All payments of principal, interest, fees and other amounts due hereunder, including any prepayments thereof, shall be made by Borrower to Agent in immediately available funds before twelve o'clock (12:00) noon on any Business Day at the principal office of Agent set forth at the beginning of this Agreement. Borrower hereby authorizes (a) Agent and First Union to charge any account of Borrower with Agent and (b) Fleet to charge any account of Borrower with Fleet or any successor or replacement account, for all payments of principal, interest and fees when due hereunder.

         2.12. Commitment Fee. Borrower shall pay to Agent (for the benefit of Lenders) a non-refundable commitment fee at the Unused Commitment Fee Rate on the unborrowed portion of the Commitment from the date hereof through the Termination Date, which fee shall be payable at the offices of Agent, quarterly in arrears on the first day of each January, April, July and October, commencing April 1, 2002, as billed by Agent. Lenders shall share in such commitment fee in the same proportion as they participate in the Commitment. The commitment fee shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

         2.13. Arrangement Fee. On the date of execution of this Agreement, Borrower shall pay to Agent (for the benefit of Lenders) at the offices of Agent an arrangement fee equal to one quarter of one percent (0.25%) of the Commitment, in which Lenders shall share in the same proportion as they participate in the Commitment.

         2.14. Agent Fee. Borrower agrees to pay Agent an agent fee on the first day of each fiscal quarter of the Borrower, so long as any amount is available or outstanding under the Commitment or the Loan.

         2.15. Regulatory Changes in Capital Requirements. If any Lender shall have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any lending office of such Lender) or such Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitment, Advances or the Loan made by such Lender pursuant hereto to a level below that which such Lender or its holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered from the effective date of any such event, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Section 2.6(a)(ii) hereof with respect to amounts not paid when due. Such Lender will notify Borrower of any event occurring after the date of this Agreement that will entitle the Lender to compensation pursuant to this Section 2.15 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

                  A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified above shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate delivered by such Lender within three (3) Business Days after its receipt of the same.

                  Failure on the part of any Lender to demand compensation for increased costs or reduction in amounts received or receivable or reductions in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period; provided, that in no event shall such Lender request compensation for periods in excess of six (6) months retroactively from the date of any demand.

         2.16. Withholding Taxes. All amounts payable under this Agreement, whether principal, interest or otherwise, shall be paid in full, free and clear of any present or future taxes, (other than taxes measured by the income of Agent or any Lender), levies, imposts, duties, charges, fees or withholdings and without setoff or counterclaim or any restriction or condition or deduction whatsoever. If Borrower is compelled by law to make any deduction or withholding, it will ensure that the same does not exceed the minimum liability therefor and will promptly pay Agent (for the benefit of Lenders) such additional amount as will result in the net amount received by Lenders being equal to the full amount which would have been receivable had there been no deduction or withholding.

                                    ARTICLE 3
                                LETTERS OF CREDIT

         3.1. Availability of Credits. Subject to the terms and conditions set forth herein, the Agent shall from time to time prior to the Termination Date issue Letters of Credit for the account of Borrower on the following terms and conditions:

                  (i) at the time of issuance of any Letter of Credit, the unused portion of the Letter of Credit Sublimit shall equal or exceed the face amount of such Letter of Credit;

                  (ii) at the time of issuance of any Letter of Credit, the face amount of such Letter of Credit aggregated with (A) the face amount of all other Letters of Credit then outstanding hereunder, (B) all amounts outstanding under the Revolving Credit Facility, and (C) all Reimbursement Obligations, shall not exceed in the aggregate the lesser of (x) the Commitment or (y) the Borrowing Base then in effect;

                  (iii) the final expiry date of each Letter of Credit shall be the earlier of (a) 365 days after the date of issuance of such Letter of Credit or (b) the Termination Date;

                  (iv) there shall not exist at the time of issuance of the Letter of Credit, and as a result thereof, any Event of Default or Default;

                  (v) Borrower shall have completed and delivered to the Agent
(A) the Borrowing Notice form and (B) an LC Application as provided in Section
3.2 hereof;

                  (vi) each Letter of Credit issued under this Article 3 shall be required by Borrower in its ordinary course of business; and

                  (vii) Borrower shall have paid any and all LC Fees (as defined in Section 3.4(a) hereof) then outstanding or due in connection with such issuance.

         (b) Extension of Letters of Credit. Notwithstanding the provisions of this Section 3.1 requiring that the final expiry of each Letter of Credit be on or before the Termination Date, Lenders hereby agree that the Agent may issue, upon Borrower's request if required by a proposed beneficiary, a Letter of Credit which by its terms may be extended beyond the Termination Date. With respect to any such Letter of Credit issued hereunder, Borrower hereby agrees it will deliver to Agent on or before the Termination Date cash collateral as required by Section 3.6 hereof.

         3.2. Commitment Availability. The Commitment as from time to time in effect shall be reduced by the face amount of any outstanding Letters of Credit. Such Commitment amount shall be restored but simultaneously reduced by the amount of any Advances under Section 2.7 which are made to Borrower to reimburse Agent for draws under the Letters of Credit as required pursuant to Section 3.4 hereof.

         3.3. Approval and Issuance.

         (a) Borrower shall provide Agent not less than three (3) Business Days' prior written notice of each request for the issuance of a Letter of Credit by delivery of an Borrowing Notice form and the Agent's LC Application in the form attached hereto as Exhibit E. Each Borrowing Notice form submitted by Borrower to Agent requesting the issuance of a Letter of Credit shall (a) be certified by the treasurer, assistant treasurer or chief financial officer of Borrower, (b) list all Letters of Credit outstanding to the Borrower as of such date and, for each Letter of Credit so listed, its face amount, outstanding undrawn balance and expiration date, and (c) represent as to the matters set forth in Section 2.7(a) hereof.

         (b) Agent will promptly provide to Lenders written or telephonic notification of Agent's receipt of the Borrowing Notice form and the LC Application which shall state (i) the amount of the Letter of Credit requested and (ii) the expiration date of the Letter of Credit.

         3.4. Obligations of Borrower.

         (a) Borrower agrees to pay to Agent in connection with each Letter of Credit issued hereunder: (i) immediately upon the demand of Agent, the amount paid by the Agent with respect to such Letter of Credit; (ii) immediately upon demand of Agent, the amount of any draft presented purporting to be drawn under such Letter of Credit provided that the draft and accompanying documents conform to the terms of the Letter of Credit but subject to the terms of Section 3.7 hereof (whether or not the Agent has at such time honored such draft) and any other amounts paid thereunder (it being understood that Agent is not required to make demand upon or proceed against the Agent or other party or to resort to any collateral before obtaining payment from Borrower); (iii) (A) with respect to standby Letters of Credit annually in advance, a fee for the benefit of the Agent of one-half of one percent (1/2%) per annum on the outstanding face amount of such Letter of Credit and (B) with respect to documentary Letters of Credit, the standard rates and fees charged by the Agent, including without limitation, such issuance negotiations, review and other fees as the Agent from time to time shall notify Borrower (in either case the "LC Fee"); provided, however, that if any Letter of Credit is canceled and surrendered to Agent, the Agent agrees to promptly pay to Agent for rebate to Borrower the LC Fee multiplied by the actual number of days remaining in the applicable period for which such LC Fee was paid divided by 360; and (iv) interest on any Indebtedness outstanding with respect to such Letter of Credit, whether for funds paid on drafts on such Letter of Credit, or otherwise (but such Indebtedness shall not include undrawn balances of such Letter of Credit issued hereunder) calculated at the rate and paid at the times and in the manner set forth for the calculation of interest and payment thereof on Advances in Section 2.6 hereof. Interest under clause (iv) above shall accrue on amounts paid on a Letter of Credit (if not reimbursed by Borrower on the same day) from the date of payment by Agent, whether or not demand is made, until such amounts are reimbursed by Borrower whether before, at or after demand.

         (b) In the absence of an Event of Default or Default hereunder, and subject to the provisions of this Agreement including Sections 2.4, 2.7, 5.2 and
5.3 hereof, Lenders hereby agree to advance funds to Borrower under the Revolving Credit Facility to make the payments required under Sections 3.4(a)(i) and (ii) hereof with respect to amounts paid or payable on account of a draft drawn under a Letter of Credit. Borrower's obligation to reimburse the Agent for such advances shall be deemed "Advances" under Article 2 hereof; and such Advances shall bear interest, be repayable, prepayable and otherwise subject to all the terms and conditions hereof as if advanced by Lenders pursuant to
Section 2.7 hereof. If any payment by the Agent of a draft drawn under a Letter of Credit is for any reason (including without limitation the occurrence or continuation of a Default or an Event of Default hereunder) not advanced pursuant to this Article or otherwise is not reimbursed prior to or on the date of such payment, the amount of such payment shall thereupon be deemed for purposes hereof a "Reimbursement Obligation" hereunder. Such Reimbursement Obligation shall bear interest at the default rate set forth in Section 2.6(c) hereof with respect to amounts outstanding under the Revolving Credit Facility, shall be repayable upon demand, and shall reduce Borrower's availability under the Revolving Credit Commitment by the amount of such Reimbursement Obligation. Notwithstanding the foregoing, the creation of such Reimbursement Obligation shall not in any way limit the Agent's or any Lender's ability to treat as an Event of Default hereunder Borrower's failure to make such reimbursement.

         3.5. Payment by First Union on Letters of Credit.

         (a) With respect to each Letter of Credit issued hereunder, First Union agrees that it is irrevocably obligated to pay to Agent for each such Letter of Credit each and every payment made or to be made by Agent under such Letter of Credit (each such payment to be made, a "LC Contribution"). First Union's LC Contribution shall be due immediately upon, and in any event no later than the same day as, receipt of written notice (which may be sent by telex) from Agent that (i) it has made a payment or (ii) a draft has been presented purporting to be drawn on a Letter of Credit issued hereunder. Such payment shall be made at Agent's offices in immediately available federal funds.

         (b) The obligation of First Union to make its LC Contribution hereunder is absolute, continuing and unconditional, and Agent shall not be required first to make demand upon or proceed against Borrower or any other guarantor or surety, or any others liable with respect to the applicable Letter of Credit and shall not be required first to resort to any collateral. LC Contributions shall be made without regard to termination of this Agreement or the Commitment, the existence of an Event of Default or event which, with the passage of time or the giving of notice or both would constitute an Event of Default hereunder, the acceleration of indebtedness hereunder or any other event or circumstance.

         3.6. Collateral Security. Immediately upon the termination of the Commitment (including voluntary termination of the Commitment by Borrower) or the occurrence of an Event of Default, and within five (5) Business Days prior to the Termination Date, First Union may require (and in the case of an Event of Default occurring under Section 8.1(h) it shall be required automatically) that Borrower deliver to Agent, cash or U.S. Treasury Bills with maturities of not more than ninety (90) days from the date of delivery (discounted in accordance with customary banking practice to present value to determine amount) in an amount equal at all times to one hundred ten percent (110%) of the outstanding undrawn amount of all Letters of Credit, such cash or U.S. Treasury Bills and all interest earned thereon to constitute cash collateral for all such Letters of Credit. At such time as such cash collateral or U.S. Treasury Bills is required to be and has not been deposited, Agent on behalf of First Union shall be entitled to liquidate such of the other collateral as is necessary or appropriate in its sole judgment so as to create such cash collateral. Any cash collateral so deposited and all interest earned thereon, shall be held by Agent and invested and reinvested at the expense and the written direction of Borrower, in U.S. Treasury Bills with maturities of no more than thirty (30) days from the date of investment. To the extent of any draws reducing the outstanding amount of any Letter of Credit for which the Borrower has provided the reserve required above, the Borrower may instruct the Agent to draw from such reserve an amount sufficient to pay the related Reimbursement Obligations to First Union and may thereafter maintain the reserve at such reduced amount and, upon (a) expiration of such Letter of Credit and (b) repayment of all related Reimbursement Obligations, any amounts remaining in such reserve shall be promptly returned to the Borrower.

         3.7. General Terms of Credits. The following terms and conditions apply with respect to each Letter of Credit (a "Credit") notwithstanding anything to the contrary contained herein:

         (a) Borrower assumes all risks of the acts or omissions of the beneficiary of each Credit with respect to the use of the Credit or with respect to the beneficiary's obligations to Borrower. None of First Union nor any of its officers or directors shall be liable or responsible for (and First Union hereby agrees to indemnify and hold the Agent and any issuer of a Credit harmless with respect to): (i) the use which may be made of the Credit or for any acts or omissions of the beneficiary in connection therewith; (ii) the accuracy, truth, validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects false, misleading, inaccurate, invalid, insufficient, fraudulent or forged; (iii) the payment by Agent against presentation of facially conforming documents; (iv) any other circumstances whatsoever in making or failing to make payment under a Credit unless paid despite non-conforming documents or not paid despite conforming documents; or (v) any inaccuracy, interruption, error or delay in transmission or delivery of correspondence or documents by post, telegraph or otherwise. In furtherance and not in limitation of the foregoing, Agent may accept facially conforming documents without responsibility for further investigation, regardless of any notice or information to the contrary.

         (b) To the extent any failure to comply with the provisions of this
Section 3.7(b) could, either individually or in the aggregate, result in a Material Adverse Effect, Borrower agrees to procure or to cause the beneficiaries of each Credit to procure promptly any necessary import and export or other licenses for the import or export or shipping of any goods referred to in or pursuant to a Credit and to comply and to cause the beneficiaries to comply with all foreign and domestic governmental regulations with respect to the shipment and warehousing of such goods or otherwise relating to or affecting such Credit, including governmental regulations pertaining to transactions involving designated foreign countries or their nationals, and to furnish such certificates in that respect as Agent may at any time reasonably require, and to keep such goods adequately covered by insurance in amounts, with carriers and for such risks as shall be customary in the industry and to cause First Union's interest to be endorsed on such insurance and to furnish Agent at its request with reasonable evidence thereof. Should such insurance (or lack thereof) upon said goods for any reason not be reasonably satisfactory to Agent, Agent may (but is not obligated to) obtain, at Borrower's expense, insurance satisfactory to Agent.

         (c) In connection with each Credit, neither First Union nor any correspondent shall be responsible for: (i) the existence, character, quality, quantity, condition, packing, value or delivery of the property purporting to be represented by documents; (ii) any difference in character, quality, quantity, condition or value of the property from that expressed in documents; (iii) the time, place, manner or order in which shipment of the property is made; (iv) partial or incomplete shipment referred to in such credit; (v) the character, adequacy or responsibility of any insurer, or any other risk connected with insurance; (vi) any deviation from instructions, delay, default or fraud by the beneficiary or any one else in connection with the property or the shipping thereof; (vii) the solvency, responsibility or relationship to the property of any party issuing any documents in connection with the property; (viii) delay in arrival or failure to arrive of either the property or any of the documents relating thereto; (ix) delay in giving or failure to give notice of arrival or any other notice; (x) any breach of contract between the Letter of Credit beneficiaries and Borrower; (xi) any laws, customs, and regulations which may be effective in any jurisdiction where any negotiation and/or payment of such Credit occurs; (xii) failure of documents (other than documents required by the terms of the Credit) to accompany any draft at negotiation; or (xiii) failure of any entity to note the amount of any document or draft on the reverse of such Credit or to surrender or to take up such Credit or to forward documents other than documents required by the terms of the Credit. In connection with each Credit, First Union shall not be responsible for any error, neglect or default of any of their correspondents. None of the above shall affect, impair or prevent the vesting of any of First Union's rights or powers hereunder. If a Credit provides that payment is to be made by the issuing First Union's correspondent, neither First Union nor such correspondent shall be responsible for the failure of any of the documents specified in such Credit to come into the Agent's hands, or for any delay in connection therewith, and Borrower's obligation to make reimbursements shall not be affected by such failure or delay in the receipt of any such documents.

         (d) Notwithstanding but without limiting any of the foregoing, with respect to any Credit, Borrower shall have a claim against Agent, and Agent shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect or consequential, damages suffered by Borrower caused by the Agent's willful misconduct or gross negligence.

         (e) To the extent not inconsistent with this Agreement, (i) the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and (ii) the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, is hereby made a part of this Agreement with respect to obligations in connection with each Credit, to the extent applicable.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

                  Borrower represents and warrants, as to itself and its Subsidiaries, as applicable, as follows:

         4.1. Organization and Good Standing. Borrower and each Subsidiary is duly organized and existing and in good standing, under the laws of the state of its incorporation, has the power and authority to carry on its business as now conducted, and is qualified to do business in all other states in which the nature of its business or the ownership of its properties requires such qualification and in which failure to so qualify is reasonably likely to have a Material Adverse Effect.

         4.2. Power and Authority; Validity of Agreement. Borrower has the power and authority under Pennsylvania law and under its articles of incorporation and by-laws to enter into and perform this Agreement, the Notes and all other agreements, documents and actions required hereunder; and all actions (corporate or otherwise) necessary or appropriate for Borrower's execution and performance of this Agreement, the Notes and the other Credit Documents and actions required hereunder have been taken, and, upon their execution, the same will constitute the valid and binding obligations of Borrower, to the extent it is a party thereto, enforceable in accordance with their terms.

         4.3. No Violation of Laws or Agreements. The making and performance of this Agreement, the Notes and the other Credit Documents and actions required of Borrower hereunder will not violate any provisions of any law or regulation, federal, state or local, or the respective articles of incorporation and by-laws of Borrower or any Subsidiary or result in any breach or violation of, or constitute a default under, any agreement or instruments by which Borrower or any Subsidiary or its respective property may be bound.

         4.4. Material Contracts. No Borrower nor any Subsidiary is a party to or in any manner obligated under any contracts material to its business including, without limitation, the Note Purchase Agreement, the IRB Bonds and the Existing Letters of Credit, except contracts under which there exists no material default of Borrower or such Subsidiary.

         4.5. Compliance. Borrower and each Subsidiary is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including without limitation those administered by the Governmental Authorities, applicable to the conduct of its business and operations; Borrower and each Subsidiary possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its respective business(es), and the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no authorization, consent, approval, waiver, license or formal exemptions from, nor any filing, declaration or registration with, any court or consents, governmental agency or regulatory authority (federal, state or local) or non-governmental entity, under the terms of contracts or otherwise, is required by reason of or in connection with Borrower's or any Subsidiary's execution and performance of this Agreement, the Notes and other Credit Documents and actions required hereunder.

         4.6. Litigation. There are no actions, suits, proceedings or claims which are pending or, to the best of Borrower's knowledge or information, threatened against Borrower or any Subsidiary which, if adversely resolved, would have a Material Adverse Effect.

         4.7. Title to Assets. Borrower and each Subsidiary has good and marketable title to all of its properties and assets free and clear of any liens and encumbrances (other than liens and encumbrances permitted under Section 7.4 hereof), and all such assets are in good order and repair and fully covered (except for deductibles in customary and reasonable amounts) by the insurance required under Section 6.5 hereof.

         4.8. Accuracy of Information; Full Disclosure.

         (a) All information furnished to Lenders concerning the financial condition of Borrower and the Subsidiaries, including Borrower's annual financial statement for the period ending December 3, 2000, and the interim financial statements dated September 2, 2001, copies of which have been furnished to Lenders, has been prepared in accordance with GAAP and fairly presents the financial condition of Borrower and its Subsidiaries as of the dates and for the periods covered and discloses all liabilities of Borrower and its Subsidiaries and there has been no material adverse change in the financial condition or business of Borrower or its Subsidiaries from the date of such statements to the date hereof; and

         (b) All financial statements and other documents furnished by Borrower to the Lenders in connection with this Agreement and the Notes do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Borrower has disclosed to the Lenders in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of Borrower or of Borrower and its Subsidiaries, considered as a whole, or Borrower's ability to perform its obligations under this Agreement and the Notes.

         4.9. Taxes and Assessments.

         (a) Borrower and each Subsidiary has filed all required tax returns or has filed for extensions of time for the filing thereof, and has paid all applicable federal, state and local taxes, other than taxes not yet due or which may be paid hereafter without penalty; provided that no such taxes shall be required to be paid if they are being contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in cash or cash equivalents and in accordance with GAAP; and

         (b) Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for in the financial statements required hereunder.

         4.10. Indebtedness. Borrower has no presently outstanding Indebtedness or obligations, including contingent obligations and obligations under leases of property from others, except the Indebtedness and obligations: (a) reflected in Borrower's financial statements which have been furnished to Lenders pursuant to
Section 4.8 hereof; (b) as permitted pursuant to Section 7.1 hereof; and (c) contracts in the ordinary course of business.

         4.11. Investments; Subsidiaries. Borrower has (a) no investments in or loans to any other individuals or business entities, other than Permitted Investments, and (b) no Subsidiaries other than those reflected on Schedule 4.11.

         4.12. ERISA. Borrower and each Subsidiary and ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder, and:

         (a) none of Borrower, any Subsidiary, nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which Borrower, any Subsidiary or any ERISA Affiliate could have any withdrawal liability;

         (b) none of Borrower, any Subsidiary, nor any ERISA Affiliate, sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of ss.412 of the Code, whether or not waived;

         (c) the aggregate liability for accrued benefits and other ancillary benefits under each Plan subject to Title IV of ERISA that is sponsored or maintained by Borrower, any Subsidiary or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such Plan;

         (d) the aggregate liability of Borrower and each Subsidiary and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, will not have a Material Adverse Effect on Borrower or any Subsidiary; and

         (e) there does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent Annual Report) of Borrower, any Subsidiary or ERISA Affiliate under any plan, program or arrangement providing post-retirement life or health benefits.

         4.13. Fees and Commissions. Borrower owes no fees or commissions of any kind, and knows of no claim for any fees or commissions, in connection with Borrower's obtaining the Commitment or the Loan from Lenders, except those provided herein.

         4.14. No Extension of Credit for Securities. Borrower is not now, nor at any time has it been engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit, for the purpose of purchasing or carrying any margin stock or margin securities; nor will the proceeds of the Loan be used by Borrower directly or indirectly, for such purposes.

         4.15. Hazardous Wastes, Substances and Petroleum Products. Except as disclosed in Schedule 4.15 hereto:

         (a) Borrower and each Subsidiary: (i) has received all permits and filed all notifications necessary to carry on their respective business(es); and
(ii) is in compliance in all respects with all Environmental Control Statutes.

         (b) None of Borrower nor any Subsidiary has given any written or oral notice, nor has it failed to give required notice, to the Environmental Protection Agency ("EPA") or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by Borrower or any Subsidiary or used in connection with the conduct of its business and operations.

         (c) None of Borrower nor any Subsidiary has received notice that it is potentially responsible for costs of clean-up or remediation of any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute.

         4.16. Solvency. Borrower is, and after receipt and application of the first Advance will be, solvent such that (i) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of Borrower) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (ii) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of Borrower) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (iii) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. Borrower (i) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and
(ii) is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Section 4.16, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability of Borrower.

         4.17. Foreign Assets Control Regulations. Neither the borrowing by Borrower nor its use of the proceeds thereof will violate the Foreign Assets Control Regulations, the Foreign Funds Control Regulations, the Transactions Control Regulations, the Cuban Assets Control Regulations, the Iranian Assets Control Regulation, the Libyan Sanctions Regulations, the Nicaraguan Trade Control Regulations or the South African Transactions Regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended).

         4.18. Investment Company Act. Borrower is not directly or indirectly controlled by or acting on behalf of any person which is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.19. Public Utility Holding Company Act. Borrower is not a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), nor does the execution, delivery and performance of this Agreement and the Notes require any filing, authorization or consent under the 1935 Act.

                                    ARTICLE 5
                                   CONDITIONS

         5.1. First Advance. The obligation of Lenders to make the first Advance or issue the first Letter of Credit shall be subject to Lenders' receipt of the following documents, each in form and substance satisfactory to Lenders:

         (a) Revolving Credit Notes. The Notes duly executed by Borrower.

         (b) Guaranty Agreement. The Guaranty Agreement duly executed by the Guarantors.

         (c) Authorization Documents. A certified copy of the articles of incorporation, bylaws and resolutions of the Board of Directors of Borrower authorizing Borrower's execution and full performance of this Agreement, the Notes and all other documents and actions required hereunder, and an incumbency certificate setting forth the officers of Borrower and those persons authorized to execute this Agreement and the other Credit Documents.

         (d) Certificates of Good Standing. A certificate of good standing or subsistence, as applicable issued by the Secretary of State of the state of organization of Borrower and of each jurisdiction in which Borrower is authorized to operate or do business.

         (e) Opinion of Counsel. An opinion letter from counsel for Borrower covering with such exceptions and qualifications as may be satisfactory to Lenders, certain representations and warranties set forth in Article 4 hereof and such other items as are required by the Lenders.

         (f) Borrowing Notice. A completed Borrowing Notice required under
Section 2.7(a), hereof, and any other documents or information reasonably required by Lenders in connection therewith, including, with respect to any Letter of Credit, the LC Application.

         (g) Borrowing Base Certificate. A completed Borrowing Base Certificate prepared as of December 2, 2001.

         (h) Fees. Payment of the arrangement fee required by Section 2.13 hereof.

         (i) Searches. Uniform Commercial Code, tax, judgment, PBGC and EPA lien searches against Borrower in those offices and jurisdictions as the Lenders shall reasonably request.

         (j) Appraisals. The Appraisals, in form and substance satisfactory to the Lenders.

         (k) Financial Statements. Consolidated Financial Statements of the Borrower for the period ending September 2, 2001.

         (l) Other Documents. Such additional documents as Lenders reasonably may request.

         5.2. Subsequent Advances and Issuances of Letters of Credit. The obligation of Lenders to make additional Advances under the Commitment and to issue Letters of Credit shall be subject to Agent's receipt of: (a) a completed Borrowing Notice, including, with respect to any Letter of Credit, the LC Application; (b) a completed Borrowing Base Certificate dated as of the last day of the fiscal month immediately preceding the date of the requested Advance or issuance of Letter of Credit; and (c) as to any Advance or issuance of Letter of Credit requested to fund a Permitted Acquisition, the delivery to all Lenders of the documents set forth in Section 5.4 hereof, each in form and substance satisfactory to Required Lenders, and the fulfillment of the other conditions set forth therein.

         5.3. Additional Condition to Lenders' Obligations. It shall be a condition to Lenders' obligation hereunder to make any Advance or issue any Letter of Credit that the statements made in related Borrowing Notice shall be true and correct as if made on the date of such Advance or issuance of such Letter of Credit, that no Default or Event of Default shall have occurred and be continuing on the date of such Advance or issuance of such Letter of Credit or be caused by such Advance or issuance of such Letter of Credit, that all fees required pursuant to Sections 2.12, 2.13 and 2.14 hereof have been paid as and when due, and there shall have been no material adverse change in Borrower's financial condition or business since the date hereof.

         5.4. Additional Condition Relating to Permitted Acquisitions. In addition to the delivery of a Borrowing Notice required by Section 5.2, in connection with the funding of any Advance to provide funds for any Permitted Acquisition, Borrower represents and warrants as follows, as applicable:

         (a) Validity. Borrower has the power and authority under the laws of Borrower's state of incorporation and under its articles of incorporation and by-laws to enter into and perform the related Purchase Documents and all other agreements, documents and actions required thereunder; and all actions (corporate or otherwise) necessary or appropriate for Borrower's execution and performance of such Purchase Documents and all other documents, agreements and actions required thereunder have been taken, and, upon their execution, such Purchase Documents will constitute the valid and binding obligation of Borrower, enforceable in accordance with its terms.

         (b) No Violations. The making and performance of the Purchase Documents, and all other agreements, documents and actions required thereunder, will not violate any provision of any law or regulation, federal, state or local, including without limitation all state corporate laws and judicial precedents of Borrower's state of incorporation and will not violate any provisions of the articles of incorporation and by-laws of Borrower, or constitute a default under any agreement by which Borrower or its property may be bound.

         (c) Purchase Documents. As to any Permitted Acquisition, final drafts of all Purchase Documents in connection with the Permitted Acquisition have been delivered to each Lender.

                                   ARTICLE 6
                              AFFIRMATIVE COVENANTS

                  Borrower covenants and agrees that so long as the Commitment, any Letter of Credit or any Indebtedness of Borrower to Lenders is outstanding, Borrower will and will cause each of its Subsidiaries (and with respect to Section 6.10, will cause each ERISA Affiliate) to:

         6.1. Existence and Good Standing. Preserve and maintain its existence as a corporation, and its good standing in all states in which it conducts business and the validity of all its franchises, licenses, permits, certificates of compliance or grants of authority required in the conduct of its business, except as permitted under Sections 7.7 and 7.8.

         6.2. Financial Statements and Public Information. Furnish to the Agent the following financial and public information:

         (a) not later than ninety (90) days after the end of each fiscal year, audited consolidated year-end financial statements for Borrower and its Subsidiaries, including, but not limited to, statements of financial condition, income and cash flows, a reconciliation of net worth, notes to financial statements and any other information which may assist the Lenders in assessing Borrower's financial condition (all of the above prepared in accordance with GAAP, consistently applied, and accompanied by an opinion, satisfactory in form and substance to the Agent, by an independent Certified Public Accountant ("CPA") acceptable to the Agent, and certified as true, correct and complete by Borrower's assistant treasurer, treasurer or chief financial officer;

         (b) not later than forty-five (45) days after the end of each fiscal quarter: (i) consolidated financial statements for Borrower and its Subsidiaries including, but not limited to, statements of financial condition, income and cash flows, and a reconciliation of net worth (certified as true, correct and complete by Borrower's assistant treasurer, treasurer or chief financial officer); and (ii) a Borrowing Base Certificate dated as of the last day of such quarter and certified as true, correct and complete by Borrower's assistant treasurer, treasurer or chief financial officer;

         (c) prior to December 1, 2002, so long as any amount of the Loan (including any Letter of Credit) is outstanding, not later than fifteen (15) calendar days after the end of each applicable month, a Borrowing Base Certificate dated as of the last day of such month and certified as true, correct and complete by Borrower's assistant treasurer, treasurer or chief financial officer;

         (d) not later than ninety (90) days after the end of each fiscal year of the Borrower, an annual business plan and budget containing, among other things, projected financial statements for the next fiscal year.

         (e) not later than five (5) calendar days after receipt thereof by Borrower or any of its Subsidiaries a copy of any management letter or report for Borrower or such Subsidiary prepared by a CPA;

         (f) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders, copies of all registration statements (without exhibits), and all annual, quarterly or other reports which Borrower files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) including without limitation, Forms 10Q and Forms 10K; and

         (g) such other information respecting the operations, financial or otherwise, of Borrower or any of its Subsidiaries, as the Lenders or any of them may from time to time reasonably request.

         6.3. Compliance Certificate. Furnish to the Agent, together with each set of financial statements described in Sections 6.2(a) and (b) above, a Compliance Certificate in the form of Exhibit D hereto, showing the calculation of the covenants set forth in Sections 6.12 through 6.16 hereof and signed by Borrower's assistant treasurer, treasurer or chief financial officer, certifying that (i) all representations and warranties set forth in this Agreement and in any other Credit Document remain true and correct; (ii) none of the covenants in this Agreement or in any other Credit Document has been breached; and (iii) no Default or Event of Default under this Agreement or under the other Credit Documents has occurred and is continuing.

         6.4. Books and Records. Keep and maintain satisfactory and adequate books and records of account in accordance with GAAP and make or cause the same to be made available to Lenders or their agents or nominees at any reasonable time upon reasonable notice for inspection and to make extracts thereof and permit Agent or any Lender to discuss contents of same with senior officers of Borrower and each Subsidiary and also with outside auditors and accountants of Borrower.

         6.5. Insurance. Keep and maintain all of its property and assets in good working order and repair and fully covered by insurance (subject to deductibles in customary and reasonable amounts) with reputable and financially sound insurance companies against such hazards and in such amounts as are customary in the industry, and to furnish or cause to be furnished to Agent certificates evidencing such insurance upon request.

         6.6. Compliance with Laws. Comply in all material respects with all local, state and federal laws and regulations applicable to its business, including without limitation the Environmental Control Statutes, and the Securities Act and all laws and regulations of the SEC and other Governmental Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by Borrower or any Subsidiary, except where failure to maintain any such franchise, permit, certificate of compliance or approval issued by any regulatory authority or other like grant of authority is, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect.

         6.7. Taxes. Pay and discharge all taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date on which any penalty for non-payment or late payment is incurred, unless the same are (a) currently being contested in good faith by appropriate proceedings, diligently prosecuted and (b) are covered by appropriate reserves maintained in cash or cash equivalents in accordance with GAAP.

         6.8. Costs and Expenses. Pay or reimburse Agent and each Lender for all out-of-pocket costs and expenses (including but not limited to reasonable attorneys' fees and disbursements) Agent or any Lender may pay or incur in connection with the preparation and review of this Agreement and all waivers, consents and amendments in connection therewith and all other documentation related thereto, the making of the Loan hereunder, and the collection, administration or enforcement of the same, including without limitation any fees and disbursements incurred in defense of or to retain any amounts of principal, interest or fees paid. All obligations provided for in this Section 6.8 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

         6.9. Notice of Certain Events. Notify Agent in writing promptly:

         (a) of the institution of any litigation, the commencement of any administrative proceedings, the happening of any event or the assertion or threat of any claim which is reasonably likely to have a Material Adverse Effect or the occurrence of any Default or Event of Default hereunder;

         (b) of any material default under the Note Purchase Agreement, the IRB Bonds, either Existing Letter of Credit or any other material contract;

         (c) in detail of any actual or alleged failure to comply with or perform, breach, violation or default under any applicable local, state and federal laws or regulations or under the terms of any of such franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises or grants of authority; if any of the foregoing is reasonably likely to have a Material Adverse Effect;

         (d) with respect to the Environmental Control Statutes, in connection with the conduct of Borrower's or any Subsidiary's business(es) or operations, any person (including, without limitation, EPA or any state or local agency) provides oral or written notification to Borrower or any Subsidiary, or Borrower or any Subsidiary otherwise becomes aware of a condition with regard to an actual or imminently threatened Release of Hazardous Substances; and notify Agent in detail immediately upon the receipt by Borrower or any Subsidiary of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation or default under any such statutes or regulations or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default; if any of the foregoing is reasonably likely to have a Material Adverse Effect; and

         (e) upon the occurrence of any Change in Control or Control Event, of such Change in Control or Control Event unless notice in respect of such Change in Control (or Change in Control contemplated by such Control Event) shall have been given pursuant to Section 7.12.

         6.10. ERISA. (a) Comply in all material respects with the provisions of ERISA to the extent applicable to any Plan maintained for the employees of Borrower, any Subsidiary or any ERISA Affiliate; (b) do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan which is intended to be qualified under Section 4.01(a) of the Code and the tax-exempt status of each trust forming part of such Plan; (c) not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA); (d) permit any event to occur (i) which would permit the PBGC to terminate a Plan under Section 4042 of ERISA or (ii) which may result in the imposition of a lien on its properties or assets; and (e) notify Agent in writing promptly after it has come to the attention of senior management of Borrower of the occurrence of any "reportable event" under Section 4043 of ERISA (other than an event for which notice is waived), or other event which would permit the PBGC to terminate a Plan under Section 4042 of ERISA (relating to the soundness of a Plan) or the PBGC's ability to assert a material liability against it or impose a lien on Borrower's, any Subsidiary's, or any ERISA Affiliate's properties or assets; and (f) refrain from engaging in any non-exempt prohibited transactions or actions causing liability under Section 502 of ERISA.

         6.11. Deposit Accounts. Maintain all of its primary operating accounts with the Agent.

         6.12. Minimum Net Worth. Maintain at all times, to be tested as of each Calculation Date, Net Worth of not less than the greater of (a) 85% of Net Worth calculated as of December 2, 2001 or (b) $30,000,000 provided, that in performing such calculation, an amount not to exceed Three Million Dollars ($3,000,000) deducted from Net Worth in connection with Cost Base Reduction Activities will be added back to Net Worth; and increasing each fiscal quarter thereafter, on a cumulative basis over such amount, by an amount equal to (i) fifty percent (50%) of Adjusted Net Income for such fiscal quarter, so long as Net Worth is less than $60,000,000 and (ii) thirty percent (30%) of Adjusted Net Income for such fiscal quarter, if Net Worth is at least $60,000,000, such adjustment to be made in either case without allowance for any losses.

         6.13. Consolidated Capitalization Ratio. Maintain at all times, to be tested as of each Calculation Date, a percentage ratio of (a) Net Funded Debt to
(b) the sum of (i) Net Funded Debt and (ii) Net Worth, not to exceed fifty percent (50%); provided, that in performing such calculation, an amount not to exceed Three Million Dollars ($3,000,000) deducted from Net Worth in connection with Cost Base Reduction Activities will be added back to Net Worth.

         6.14. Funded Debt to EBITDA Ratio. Maintain at all times, to be tested as of each Calculation Date, a ratio of Funded Debt to EBITDA, of not more than
2.5 to 1.0. For the purposes of calculating this ratio prior to March 1, 2003, EBITDA will be calculated to include the applicable Consolidated quarterly Proforma EBITDA calculations previously provided to the Lenders for the fiscal quarters ending March 4, 2001, June 3, 2001 and September 2, 2001 and a calculation for the fiscal quarter ending December 2, 2001, which the Borrower will submit to the Lenders no later than February 28, 2002.

         6.15. Fixed Charge Coverage Ratio. Maintain at all times, to be tested as of each Calculation Date, a Fixed Charge Coverage Ratio not less than 1.3 to
1.0 for each Calculation Date; provided, that for the Calculation Date September 1, 2002 such ratio shall be not less than 1.2 to 1.0.

         6.16. Funded Debt to Borrowing Base Ratio. Maintain at all times, to be tested as of the last day of each fiscal quarter, a ratio of Funded Debt to the Borrowing Base, of not more than 1.0 to 1.0.

         6.17. Subsequent Credit Terms.

         (a) Notify Agent in writing not less than five (5) Business Days prior to its entering into any amendment, modification of any existing credit arrangement, including, without limitation, the Note Purchase Agreement and the IRB Bonds, pursuant to which Borrower or any of them shall agree to financial covenants which are more restrictive to Borrower or its Consolidated Subsidiaries than those contained in Articles 6 and 7 hereof. Upon Borrower's entry into any such amendment or modification or agreement with respect to same, the corresponding covenants, terms and conditions of this Agreement shall be and shall be deemed to be automatically and immediately amended to conform with and to include the applicable covenants, terms and/or conditions of such other agreement; provided, however, that the foregoing shall not be applicable to or be deemed to affect any provision of this Agreement if any amendment or modification is less restrictive to Borrower and its Consolidated Subsidiaries.

         (b) In the event any property of Borrower or any Subsidiary is subject to a lien, security interest or other encumbrance in violation of Section 7.4 hereof, Borrower or such Subsidiary shall make, or cause to be made, provisions whereby the Notes shall be secured equally and ratable with all other obligations secured thereby, and in any case the Notes shall have the benefit, to the full extent that, and with such priority as the holders may be entitled thereto under applicable law, of any equitable lien on such property securing the Notes. Such violation of Section 7.4 hereof shall constitute an Event of Default hereunder, whether or not the Notes are secured pursuant to this Section 6.17(b); and.

         (c) Borrower hereby agrees promptly to execute and deliver any and all such documents and instruments and to take all such further actions as Lender may, in its sole discretion, deem necessary or appropriate to effectuate the provisions of this Section 6.17.

         6.18. Successor Agent. In the event of the appointment of any successor Agent pursuant to Section 9.15 hereof, execute and deliver any documents reasonably requested by Lenders to effectuate and confirm the transfer to such successor Agent of all rights, powers, duties, obligations and property vested in its predecessor Agent hereunder.

         6.19. Transactions Among Affiliates. Cause all transactions between and among Affiliates to be on an arms-length basis and on such terms and conditions as are customary in the applicable industry between and among unrelated entities.

         6.20. Purchase Documents. Provide Agent with copies of all Purchase Documents promptly upon execution thereof.

         6.21. Performance of Obligations. Perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

         6.22. Audits/Inspections. Upon reasonable notice and during normal business hours, permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Agent and to discuss all such matters with the officers, employees and representative of such Person.

         6.23. Ownership of Subsidiaries. Borrower shall directly or indirectly own at all times 100% of the Shares of each of its Subsidiaries.

         6.24. Other Information. Provide Lenders with any other documents and information, financial or otherwise, reasonably requested by Lenders from time to time.

                                   ARTICLE 7
                               NEGATIVE COVENANTS

                  So long as the Commitment, any Letter of Credit or any Indebtedness of Borrower to Lenders remains outstanding hereunder, Borrower covenants and agrees that without Required Lenders' prior written consent, it will not and it will not permit any Subsidiary to:

         7.1. Indebtedness. Borrow any monies or create any Indebtedness except:
(a) borrowings from the Lenders hereunder; (b) under the Note Purchase Agreement, the IRB Bonds and the Existing Letters of Credit; (c) trade Indebtedness and other obligations and liabilities which appear on the balance sheet of the Borrower, each to the extent incurred in the normal and ordinary course of business for value received; (d) Existing Capital Lease Obligations;
(e) guaranties permitted under Section 7.2; and (f) Internal Loans; provided, however, that the Borrower may incur up to an aggregate of $2,000,000 principal amount of Indebtedness in any fiscal year, in addition to the Indebtedness permitted above, so long as immediately prior to and following any such incurrence of additional Indebtedness no Default or Event of Default exists or would exist hereunder.

         7.2. Guaranties. Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except (a) to endorse checks or drafts in the ordinary course of business, (b) in the normal and ordinary course of business not to exceed in the aggregate $1,000,000 at any time, and (c) the guarantees described on Schedule
7.2 hereof, provided that the Borrower's guarantee to ING Bank in the Netherlands described on Schedule 7.2 will be terminated no later than February 1, 2002.

         7.3. Loans. Make any loans or advances to any Person, other than (a) loans to directors, officers, employees, agents customers and suppliers that do not exceed in the aggregate, the principal amount of Five Hundred Thousand Dollars ($500,000) at any one time outstanding; and (b) the Internal Loans.

         7.4. Liens and Encumbrances. Create, permit or suffer the creation of any liens, security interests, or any other encumbrances on any of its property, real or personal, except:

         (a) in favor of Lenders, as security for the Loan;

         (b) liens arising in favor of sellers or lessors for Indebtedness and obligations incurred to purchase or lease fixed or capital assets permitted under Section 7.1 hereof, provided, however, that such liens secure only the indebtedness and obligations created thereunder and are limited to the assets purchased or leased pursuant thereto;

         (c) liens for taxes, assessments or other governmental charges, federal, state or local, which are then being currently contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in cash or cash equivalents and in accordance with GAAP;

         (d) pledges or deposits to secure obligations under workmen's compensation, unemployment insurance or social security laws or similar legislation;

         (e) deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises or public and statutory obligations required in the ordinary course of business;

         (f) deposits to secure surety, appeal or custom bonds required in the ordinary course of business;

         (g) existing liens on the real property and related assets located in Statesville, North Carolina in favor of the holders of the IRB Bonds;

         (h) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and suppliers and other liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided, that such liens secure only amounts not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such lien is not yet subject to foreclosure, sale or loss on account thereof);

         (i) liens in connection with any judgment, writ, warrant or attachment or execution or similar process (including judgment or appeal bonds), which would not, either singularly or in the aggregate result in or constitute an Event of Default pursuant to Section 8.1(j) hereof;

         (j) easements, right-of-way, restrictions (including zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

         (k) leases or subleases granted to others not interfering in any material respect with the business of Borrower or any Subsidiary;

         (l) any interest of title of a lessor under, and liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

         (m) normal and customary rights of setoff with respect to deposits of cash in favor of banks or other depository institutions; and

         (n) Liens existing on the date hereof and set forth on Schedule 7.4; provided, that (i) no such lien shall at any time be extended to or cover any property of the Borrower or any Subsidiary other than the property subject thereto on the date hereof and (ii) the principal amount of the Indebtedness secured by such liens shall not be increased.

         7.5. Additional Negative Pledge. Enter into, assume, or be or become subject to any agreement, covenant, or promise with any person or entity (other than (a) hereunder and (b) as exists on the date hereof in the Note Purchase Agreement and the Existing Letter of Credit) restricting in any manner its ability to pledge its assets or properties or otherwise grant any liens, security interests or encumbrances on its property.

         7.6. Restricted Payments. Make any Restricted Payment if, immediately prior to or following any such payment, a Default or Event of Default exists or would exist hereunder.

         7.7. Transfer of Assets; Liquidation.

         (a) Sell, lease, transfer or otherwise dispose of all or any portion of its assets, real or personal, other than such transactions in the normal and ordinary course of business for value received; provided, however, that the Borrower and any Subsidiary may sell, lease, transfer and otherwise dispose of assets outside the ordinary course of its business so long as (i) no Default or Event of Default exists immediately prior to or following any such action and
(ii) the aggregate fair market value of such assets sold, leased, transferred or otherwise disposed of does not exceed in the aggregate $12,000,000; or

         (b) discontinue, liquidate, or change in any material respect any substantial part of its operations or business(es); provided, however, that the Borrower and Subsidiaries may take such actions so long as (A) no Default or Event of Default exists immediately prior to or following any such action and
(B) each such action is in respect of an operation or business producing annual sales (in the fiscal year most recently preceding such action) in an amount which when aggregated with all other actions under this subsection (b) does not exceed $8,500,000.

         7.8. Acquisitions and Investments.

         (a) Purchase or otherwise acquire (including without limitation by way of share exchange) any part or amount of the capital stock or assets of, or make any investments; provided that, Borrower may (i) make Permitted Acquisitions,
(ii) purchase goods and services in the ordinary course of the Borrower's business and (iii) make Permitted Investments, subject to the conditions and limitations set forth in the definition thereof, in, any other firm or corporation;

         (b) enter into any new business activities or ventures not directly related to its present business;

         (c) merge or consolidate with or into any other firm or corporation, except for mergers that result in the Borrower being the surviving entity to the extent no Default or Event of Default exists immediately prior to or following any such action; provided, that the consent of the Lenders to any such action solely among Subsidiaries shall not be unreasonably withheld; or

         (d) create any subsidiary corporations, unless such subsidiary becomes a Guarantor hereunder on terms acceptable to the Required Lenders, provided that, no Default or Event of Default exists immediately prior to or following any such action.

         7.9. Payments to Affiliates. Pay any salaries or other compensation, fees (including but not limited to management and consulting fees) or other payments to any Affiliate of Borrower other than at market rates and in the ordinary course of business.

         7.10. Use of Proceeds. Use any of the proceeds of the Loan, directly or indirectly, to (i) purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve Systems; (ii) engage as its principal business in the extension of credit for purchasing or carrying such securities, or (iii) to fund, by loan, contribution or otherwise, any Subsidiary of the Borrower.

         7.11. Governing Documents. Either (i) amend or permit any amendments to Borrower's articles of incorporation or by-laws or the Note Purchase Agreement, the IRB Bonds or the reimbursement obligations in connection with either Existing Letter of Credit, or (ii) make any amendment to any other material contract, which amendment under (i) or (ii) is adverse to the Lenders.

         7.12. Change in Control. The Borrower will not take any action that consummates or finalizes a Change in Control unless (i) at least thirty (30) days prior to such action it shall have given to each Lender written notice and
(ii) the Required Lenders shall have provided written consent to such Change in Control.

         7.13. Nature of Business. Substantially alter the character or conduct of the business conducted by the Borrower or any Subsidiary as of the date hereof.

         7.14. Prepayment of Indebtedness. If any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinancing or exchange of any other Indebtedness.

         7.15. Fiscal Year. Without the prior written approval of the Agent, change its fiscal year.

         7.16. Issuance and Sale of Stock. Except (a) to qualify directors where required by applicable law and (b) to the extent permitted pursuant to Sections
7.7 and 7.8 hereof, sell, transfer or otherwise dispose of, any shares of capital stock of Borrower or any Subsidiary or permit any of its Subsidiaries to issue, sell or otherwise dispose of, any shares of capital stock of any Subsidiary.

         7.17. Sale Leasebacks. Except as permitted pursuant to Section 7.1, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed), whether now owned or acquired after the Closing Date, (i) which such Person has sold or transferred or is to sell or transfer to any other Person other than Borrower or (ii) which such Person intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Person to any other Person in connection with such lease.

         7.18. Operating Lease Obligations. Borrower will not, nor will it permit any of its Subsidiaries to, enter into, assume or permit to exist any obligations for the payment of rental under Operating Leases which in the aggregate for all such Persons would exceed $6,000,000 in any fiscal year.

                                   ARTICLE 8
                                    DEFAULT

         8.1. Events of Default. Each of the following events shall be an Event of Default hereunder:

         (a) if Borrower shall fail to pay as and when due any installment of principal, interest, fees, costs, expenses or any other sum payable to Lenders hereunder or otherwise;

         (b) if any representation or warranty made herein or in connection herewith or in any statement, certificate or other document furnished hereunder is false or misleading in any material respect when made;

         (c) if Borrower or any Subsidiary shall default in any payment or performance of any other obligation(s) or Indebtedness (other than the obligations and Indebtedness hereunder) owing to either Lender or to any other Person (i) under or in connection with the Note Purchase Agreement, the IRB Bonds or, unless cured within thirty (30) days, reimbursement obligations arising in connection with either Existing Letter of Credit or (ii) otherwise, if the outstanding amount (including outstanding principal and any accrued and unpaid interest and fees due thereunder) of which, either singly or in the aggregate, is in excess of $3,500,000, whether such obligation(s) or Indebtedness are now or hereafter incurred;

         (d) if Borrower shall default in or fail to observe at any test date the covenants set forth in Sections 6.12 through 6.16 hereof or 7.1 through 7.18 hereof;

         (e) if Borrower or any Subsidiary shall default in the performance of any other agreement or covenant contained herein (other than as provided in subsections (a), (b), (c) or (d) above) or in any document executed or delivered in connection herewith, and such default shall continue uncured for thirty (30) days after Borrower had or should have had knowledge of such breach;

         (f) if any Change of Control occurs;

         (g) if custody or control of any substantial part of the property of Borrower or any Subsidiary shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency; if any material license or franchise shall be suspended, revoked or otherwise terminated, or if any governmental regulatory authority or judicial body shall make any other final non-appealable determination the effect of which would be to affect materially and adversely affect the operations of Borrower and its Subsidiaries taken as a whole as now conducted;

         (h) if: Borrower or any Guarantor becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due, is adjudicated insolvent or bankrupt, admits in writing its inability to pay its debts, suffers a custodian, receiver or trustee for it or substantially all of its property to be appointed, makes an assignment for the benefit of creditors, or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it; proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by Borrower or any Guarantor; any order for relief is entered relating to any of the foregoing proceedings; Borrower or any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or Borrower or any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing;

         (i) any event or condition shall occur or exist with respect to any activity or substance regulated under the Environmental Control Statutes and as a result of such event or condition, Borrower or any Subsidiaries have incurred or in the opinion of the Lenders are reasonably likely to incur a liability in excess of $1,000,000 during any consecutive twelve (12) month period; or

         (j) if any judgment, writ, warrant or attachment or execution or similar process which calls for payment or presents liability either singly or in the aggregate in excess of $1,000,000 shall be rendered, issued or levied against Borrower or any Subsidiary or its respective property and such process shall not be paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within sixty (60) days after its issuance or levy.

         8.2. Remedies. Upon the occurrence of any Event of Default and at any time thereafter, at the election of Required Lenders, and by notice by Agent to Borrower (except if an Event of Default described in Section 7.1(h) shall occur in which case acceleration shall occur automatically without notice), Required Lenders may declare the entire unpaid balance, principal, interest and fees, of all Indebtedness of Borrower to Lenders, hereunder or otherwise, to be immediately due and payable. Upon such declaration, the Commitment shall immediately and automatically terminate and Lenders shall have no further obligation to make any Advances and the immediate right to enforce or realize on any collateral security granted therefor in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. In addition to any rights granted hereunder or in any documents delivered in connection herewith, Lenders shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

         8.3. Right of Setoff. If any of the Liabilities shall be due and payable or any one or more Events of Default shall have occurred, whether or not the Agent shall have made demand under any Credit Document and regardless of the adequacy of any collateral for the Liabilities or other means of obtaining repayment of the Liabilities, each Lender shall have the right, without notice to Borrower and is specifically authorized hereby to set-off against and apply to the then unpaid balance of the Liabilities any items or funds of Borrower held by each Lender or any affiliate of such Lender, any and all deposits (whether general or special, time or demand, matured or unmatured) or any other property of Borrower including, without limitation, securities and/or certificates of deposit, now or hereafter maintained by Borrower for its own account with any Lender or any affiliate of such Lender, and any other indebtedness at any time held or owing by any Lender or any affiliate of such Lender, to or for the credit or the account of Borrower, even if effecting such setoff results in a loss or reduction of interest or the imposition of a penalty applicable to the early withdrawal of time deposits. For such purpose, the Lenders shall have, and Borrower hereby grants to each Lender, a first lien on and security interest in such deposits, property, funds and accounts and the proceeds thereof.

         8.4. Remedies Cumulative; No Waiver. The rights, powers and remedies of the Lenders provided in this Agreement and any in the other Credit Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity. No failure or delay on the part of the Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

                                   ARTICLE 9
                                    LENDERS

                  This Article sets forth the relative rights and duties of Agent and Lenders respecting the Loan and does not confer any enforceable rights on Borrower against Lenders or create on the part of Lenders any duties or obligations to Borrower.

         9.1. Application of Payments. Agent shall apply all payments of principal, interest, commitment fee or other amounts hereunder made to Agent by or on behalf of Borrower, to Lenders on the basis of their Pro Rata Shares of the outstanding principal balance of indebtedness hereunder, except (i) the fees payable under Sections 2.12 and 2.13 hereof which shall be distributed to each Lender in the respective percentage in which such Lender participates in the Commitment and (ii) the fees payable under Section 2.14 hereof, which shall be paid solely to Agent. Such distribution of payments shall be made promptly in federal funds immediately available at the office of each Lender set forth above.

         9.2. Setoff. In the event a Lender, by exercise of its right of setoff, otherwise, reduces indebtedness owing to it hereunder by an amount greater than its Pro Rata Share of such amount based upon the Lenders' respective shares of principal indebtedness outstanding immediately before such setoff, such Lender shall purchase a portion of the indebtedness hereunder owing to each other Lender so that after such purchase each Lender shall hold its Pro Rata Share of all the indebtedness then outstanding hereunder, provided that if all or any portion of such excess payment is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of any such recovery, but without interest.

         9.3. Modifications and Waivers. No modification or amendment hereof, consent hereunder or waiver of Event of Default shall be effective except by written consent of the Required Lenders; provided, however, that (a) the written consent of all Lenders shall be required to: (i) decrease the rate(s) of interest applicable to any Advance; (ii) increase the amount of the Commitment, and the Lenders' respective shares thereof, (iii) modify the Commitment Fee, or
(iv) modify, amend, waive, discharge, terminate or suspend compliance with (A) the dates of payment hereunder, or (B) the provisions of this Section 9.3; and
(b) in the absence of the existence of an Event of Default or a Default hereunder, Borrower may propose the replacement of, and with the written consent of the Agent may replace, any Lender. The Lenders hereby agree to execute such further documents including without limitation amendments to this Agreement, and the Note(s), and certificates and deliver such opinions as the Agent and its counsel shall so request to implement any termination or replacement contemplated hereby. Any amendment or waiver made pursuant to this Section 9.3 shall apply to and bind all of the Lenders and any future holder of any Notes. No modification or waiver of any provision of this Agreement or any Note, nor any consent to any departure by Borrower herefrom or therefrom, shall in any case be effective unless the same be in writing, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in any similar or other circumstances.

         9.4. Obligations Several. The obligations of the Lenders hereunder are several, and each Lender hereunder shall not be responsible for the obligations of the other Lenders hereunder, nor, will the failure of one Lender to perform any of its obligations hereunder relieve the other Lenders from the performance of their respective obligations hereunder.

         9.5. Lenders' Representations. Each Lender represents and warrants to the other Lenders that (i) it has been furnished all information it has requested for the purpose of evaluating its proposed participation under this Agreement; (ii) it has decided to enter into this Agreement on the basis of its independent review and credit analysis of Borrower, this Agreement and the documentation in connection therewith and has not relied for such analysis on any information or analysis provided by any other Lender; (iii) it is participating herein for its own account as a commercial transaction and not with a view to the distribution, disposition or participation of its interest herein, and it has no present intention of making any such distribution, disposition or participation.

         9.6. Investigation. No Lender shall have any obligation to the others to investigate the condition of Borrower or any other matter concerning the Loan.

         9.7. Powers of Agent. Agent shall have and may exercise those powers specifically delegated to Agent herein, together with such powers as are reasonably incidental thereto.

         9.8. General Duties of Agent, Immunity and Indemnity. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested, subject to the limitations on liabilities contained herein; provided that Agent shall not be obligated to ascertain or inquire as to the performance of any of the terms, covenants or conditions hereof by Borrower. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action or omission by any of them hereunder or in connection herewith except for gross negligence or willful misconduct. Subject to such exception, each of the Lenders hereby indemnifies Agent on the basis of such Lender's Pro Rata Share, against any such liability, claim, loss or expense; provided, however, that if one or more of the Lenders shall make any payments to Agent for any such liability, claim, loss or expense for which Borrower subsequently reimburses Agent, Agent shall promptly remit to each such Lender the respective amount received from such Lender on account thereof or, if less than full payment is received from by Borrower, the proportionate amount thereof paid by each such Lender.

         9.9. No Responsibility for Representations or Validity, etc. Each Lender agrees that Agent shall not be responsible to any Lender for any representations, statements, or warranties of Borrower herein. Neither Agent nor any of its directors, officers, employees or agents shall be responsible for the validity, effectiveness, sufficiency, perfection or enforceability of this Agreement and any collateral security therefor, or any documents relating thereto or for the priority of any of Lenders' security interests in any such collateral security.

         9.10. Action on Instruction of Lenders; Right to Indemnity. Agent shall in all cases be fully protected in acting or refraining from acting hereunder in accordance with written instructions to it signed by Required Lenders unless the consent of all the Lenders is expressly required hereunder in which case Agent shall be so protected when acting in accordance with such instructions from all the Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Lenders, provided that except as otherwise provided herein, Agent may act hereunder in its own discretion without requesting such instructions. Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be specifically indemnified to its satisfaction by the other Lenders on the basis of their respective Pro Rata Shares, against any and all liability and expense which it may incur by reason of taking or continuing to take any such action.

         9.11. Employment of Agents. In connection with its activities hereunder, Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the default or misconduct of agents or attorneys-in-fact selected with reasonable care.

         9.12. Reliance on Documents. Agent shall be entitled to rely upon (a) any paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and (b) upon the opinion of its counsel with respect to legal matters.

         9.13. Agent's Rights as a Lender. With respect to its share of the indebtedness hereunder, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent. Each of the Lenders may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with Borrower as if it were not Agent or a Lender hereunder.

         9.14. Expenses. Each of the Lenders shall reimburse Agent, from time to time at the request of Agent, for its Pro Rata Share of any expenses incurred by Agent in connection with the performance of its functions hereunder, provided however that in the event Lenders shall reimburse Agent for expenses for which Borrower subsequently reimburses Agent, Agent shall remit to each Lender the respective amount received from such Lender against such expenses.

         9.15. Resignation of Agent. Agent may at any time resign its position as Agent, without affecting its position as a Lender, by giving written notice to Lenders and Borrower. Such resignation shall take effect upon the appointment of a successor agent in accordance with this Section. In the event Agent shall resign, Lenders shall appoint a Lender as successor agent. If within thirty (30) days of the Agent's notice of resignation no successor agent shall have been appointed by Lenders and accepted such appointment, then Agent, in its discretion may appoint any other Lender as a successor agent.

         9.16. Successor Agent. The successor Agent appointed pursuant to
Section 9.15 shall execute and deliver to its predecessor and Lenders an instrument in writing accepting such appointment, and thereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the properties, rights, duties and obligations of its predecessor Agent. The predecessor Agent shall deliver to its successor Agent forthwith all collateral security, documents and moneys held by it as Agent, if any, whereupon such predecessor Agent shall be discharged from its duties and obligations as Agent under this Agreement.

         9.17. Enforcement by Agent. All rights of action under this Agreement and under the Notes and all rights to the collateral security, if any, hereunder may be enforced by Agent and any suit or proceeding instituted by Agent in furtherance of such enforcement shall be brought in its name as Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of Agent.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1. Indemnification and Release Provisions. Borrower hereby indemnifies and agrees to protect, defend and hold harmless Agent and each Lender and its directors, officers, officials, agents, employees and counsel and their respective heirs, administrators, executors, successors and assigns, from and against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest, judgments, costs, or expenses, including without limitation fees and disbursements of counsel, incurred by any of them arising out of or in connection with or by reason of this Agreement, the Commitment, the issuance of any Letter of Credit, the making of the Loan or any other Credit Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Control Statute or the application of any such Statute to any of Borrower's or a Subsidiary's properties or assets. Borrower hereby releases Agent and each Lender and its respective directors, officers, agents, employees and counsel from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them except to the extent relating to such party's gross negligence or willful misconduct. All obligations provided for in this Section10.1 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

         10.2. Binding and Governing Law. This Agreement and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed as to their validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

         10.3. Survival. All agreements, representations, warranties and covenants of Borrower contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Loan hereunder and except for Sections 6.8 and 10.1 which provide otherwise, will continue in full force and effect as long as any indebtedness or other obligation of Borrower to any Lender remains outstanding.

         10.4. No Waiver; Delay. If Lenders or any of them shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon any other Lender or the later occurrence or recurrence of any of said events with respect to any Lender. No delay by Lenders in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of Lenders' powers, rights or remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         10.5. Modification; Waiver; Assignment. Except as otherwise provided in this Agreement, no modification or amendment hereof, waiver or consent hereunder, or assignment hereof or participation herein, shall be effective unless made in a writing signed by appropriate officers of the parties hereto; provided that any Lender may, at any time, pledge or assign its interest in the Loan or its Note, including any collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

         10.6. Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         10.7. Notices. Any notice, request or consent required hereunder or in connection herewith shall be deemed satisfactorily given if in writing (including facsimile transmissions) and delivered by hand or mailed (registered or certified mail) to the parties at their respective addresses or telecopier number set forth below or such other addresses or telecopier numbers as may be given by any party to the others in writing:

                  if to Borrower:

                  Hunt Corporation
                  One Commerce Square
                  2005 Market Street
                  Philadelphia, PA  19103
                  Attention: Dennis Pizzica
                  Telecopier: (215) 656-3711
                  with a copy to:

                  Samuel Mason, Esq.
                  Drinker, Biddle & Reath
                  One Logan Square
                  18th & Cherry Street
                  Philadelphia, PA 19103
                  Telecopier: (215) 988-2757

                  if to Agent or First Union:

                  First Union National Bank
                  123 South Broad Street
                  Philadelphia, PA  19109
                  Attention:  Robert J. Dite
                  Telecopier: (215) 670-6542

                  with a copy to:

                  Lisa R. Jacobs, Esquire
                  Pepper Hamilton LLP
                  3000 Two Logan Square
                  18th and Arch Streets
                  Philadelphia, PA  19103-2799
                  Telecopier:  (215) 981-4750

                  if to Fleet:

                  Fleet National Bank
                  1428 Walnut Street
                  Philadelphia, PA  19102
                  Attention: Thomas F. Gordon
                  Telecopier: (215) 772-1437

         10.8. Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

         10.9. Time of Day. All time of day restrictions imposed herein shall be calculated using Agent's local time.

         10.10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         10.11. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

         10.12. Consent to Jurisdiction and Service of Process. Borrower irrevocably appoints each and every officer of Borrower as its attorney upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with any of the Credit Documents; and Borrower hereby consents that any action or proceeding against it be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on any such officer; and Borrower agrees that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of Borrower. Notwithstanding the foregoing, the Lender, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which Borrower may be found or in which any of its properties may be located.

         10.13. Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and other Credit Documents ("Disputes") between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Credit Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Agreement.

                  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the office of Lender first stated above is located. The expedited procedures set forth in Rule 53 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

         10.14. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, Lenders and Borrower agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Lenders and Borrower shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under the Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, setoff, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

                  Borrower and Lenders agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

         10.15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY LENDER OR AGENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH LENDER'S ENTERING INTO THIS AGREEMENT.

         10.16. ACKNOWLEDGEMENTS. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTIONS 10.16 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAS BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed this Credit Agreement the day and year first above written.

ATTEST:                                   HUNT CORPORATION



By:                                       By:
   ------------------------------            -----------------------------------
     Name: Mark Pave                           Name: Dennis Pizzica
     Title:   Assistant Treasurer              Title:   Treasurer

[CORPORATE SEAL]
                                          FIRST UNION NATIONAL BANK,
                                          individually and in its
                                          capacity as Agent hereunder

                                          By:
                                             -----------------------------------
                                          Name: Robert J. Dite
                                          Title: Senior Vice President
                                          FLEET NATIONAL BANK


                                          By:
                                             -----------------------------------
                                                   Name:  Thomas F. Gordon
                                                   Title:  Vice President

                                    EXHIBIT A

                                    EXHIBIT B

                                    EXHIBIT C

                                    EXHIBIT D

                                    EXHIBIT E

                                    EXHIBIT F

                                  SCHEDULE 4.11

                                  SCHEDULE 4.15

                                  Schedule 7.2

                                   Guaranties

Hunt Corporation has issued Corporate Guaranties on two UK facilities (leased by Hunt Graphics Europe Ltd.), the assets of which were sold as part of the Graphics business. Hunt Graphics has sublease arrangements on those two facilities. The obligations of these leases are outlined below. Additionally a Corporate Guarantee to ING Bank in the Netherlands for overdrafts and a line of credit of 2.5 million guilders or $1.0 million is currently in the process of being terminated as bank accounts are being transferred to the new owners of the Graphics business. There are no overdrafts or borrowings under this account.


Facility                   Annual Rent               Lease Term        Sublease Rent            Sublease Term
--------                   -----------               ----------        -------------            -------------

Unit # 6                 (pound)161,000              1991-2016        (pound)161,000       2000-2010*
Scimitar Park                                                                              *Subtenant may break lease in
Courtaulds Road, Burnt Mills                                                               2005 with no penalty.
Basildon, Essex SS13  1ND
England



Unit #1                  (pound)297,000              1997-2022*       (pound)315,000        2001-2011*
1 Watkins Close                                      *May break lease                       * Subtenant may break lease Burnt
Mills Industrial Estate                              in 2012 with no                        in 2003 with options to break
Basildon, Essex SS13 1BJ                             penalty.                               lease annually thereafter.
England


                                  Schedule 7.4


                                 Existing Liens





-------------------- --------------------------------- ------------------------------ ----------------------------------
    Debtor Name       Jurisdiction of related Filing           Secured Party                Status and Collateral
-------------------- --------------------------------- ------------------------------ ----------------------------------

Hunt Corporation     PA Department of State-UCC        Toyota Motor Credit            File Date: 9-13-01
                     Section                           Corporation                    File # : 34350987
                                                                                      Collateral: Equipment (See
                                                                                      attached schedule to related
                                                                                      financing statement)



-------------------- --------------------------------- ------------------------------ ----------------------------------
Hunt Corporation     PA Department of State-UCC        Toyota Motor Credit            File Date: 9-26-01
                     Section                           Corporation                    File # : 34391325
                                                                                      Collateral: Equipment (See
                                                                                      attached schedule to related
                                                                                      financing statement)
-------------------- --------------------------------- ------------------------------ ----------------------------------

